                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                                  U.S. Bancorp
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               [US BANCORP LOGO]

                                  U.S. BANCORP
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 17, 2001

Dear U.S. Bancorp Shareholders:

     The Annual Meeting of Shareholders of U.S. Bancorp (the "Corporation") will be held at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota, on Tuesday, April 17, 2001, at 11:00 a.m. local time. The purpose of the meeting is to consider and act on the following:

     1. To elect Directors for three year terms ending in the year 2004.

     2. To consider and act upon a proposal to approve the U.S. Bancorp Executive Incentive Plan.

     3. To consider and act upon a proposal to approve the U.S. Bancorp 2001 Stock Incentive Plan.

     4. To act on the proposal submitted by Gerald Armstrong, a shareholder of the Corporation, for annual election of directors if it is introduced at the meeting.

     5. To transact any other business that may properly come before the Annual Meeting, and any adjournment.

     Shareholders who are of record at the close of business on March 9, 2001, are entitled to vote at the meeting.

     Shareholders are cordially invited to attend the meeting. IF YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, PLEASE BRING A PROXY OR LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE WITH YOU TO CONFIRM YOUR BENEFICIAL OWNERSHIP OF THE SHARES. Please vote your proxy by mail, by telephone or by internet submission whether or not you plan to attend so that your shares may be represented at the meeting. If you attend the meeting, you may revoke your Proxy and vote in person if you choose.

                                            By order of the Board of Directors,

                                                   /s/ JENNIE P. CARLSON
                                                     Jennie P. Carlson
                                                         Secretary

Minneapolis, Minnesota
March 16, 2001

YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING.

                               [US BANCORP LOGO]

                                  U.S. BANCORP
                            601 SECOND AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55402-4302

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is provided with the solicitation of proxies for the Board of Directors of U.S. Bancorp (the "Corporation" or "Company"), for use at the Annual Meeting of Shareholders to be held on April 17, 2001. A Notice of Annual Meeting is attached and a form of proxy is enclosed. These proxy materials are first being mailed to shareholders of the Corporation on or about March 16, 2001.

     On February 27, 2001, the merger of the old U.S. Bancorp and Firstar Corporation ("Firstar") was completed, with the Corporation as the continuing registrant for SEC reporting purposes. As a result of the merger, Firstar is no longer required to file periodic reports or proxy statements under the Securities Exchange Act of 1934. Because of the significance of that merger to former shareholders of both the old U.S. Bancorp and Firstar, this proxy statement in a number of instances contains both disclosure relating to the old U.S. Bancorp and supplemental disclosure relating to Firstar, both of which existed for all of 2000. All references in this proxy statement to old U.S. Bancorp mean U.S. Bancorp as it existed prior to the merger. All references in this proxy statement to Firstar Corporation mean Firstar Corporation as it existed prior to the merger.

     All references to share amounts in this proxy statement are adjusted to reflect the exchange ratios in the merger, in which shareholders of the old U.S. Bancorp received 1.265 shares of the Corporation for each share of old U.S. Bancorp they held, and shareholders of Firstar Corporation received one share of the Corporation for each share of Firstar they held.

                                   THE PROXY

     If you are a registered U.S. Bancorp shareholder, you may vote your proxy in one of three ways:

     1. By mail. Sign, date and mail the enclosed proxy card in the return envelope provided.

     2. By telephone. Follow the instructions on the enclosed proxy card.

     3. By internet. Follow the instructions on the enclosed proxy card.

     Telephone or internet proxy instructions must be received by April 16 at 5:00 p.m. Minneapolis time to be counted for the meeting.

     All proxy voting procedures are designed to properly authenticate shareholder identities and to accurately reflect and count proxies. You may incur costs if you vote on the internet, including possible access charges from internet providers and telephone companies, which will be your responsibility.

     Shareholders whose shares are held in the name of a bank, broker, or other nominee may or may not be able to use telephone and internet voting. For information, please refer to the voting materials you receive or contact your broker, trustee, bank or nominee.

     Any shareholder who gives a proxy may revoke or revise that proxy at any time before the meeting by giving written notice to the Corporation's Secretary, by executing and returning a later dated proxy, or by voting by ballot at the meeting.

     The Corporation pays the cost to solicit proxies. In addition to soliciting proxies by mail, directors, officers and regular employees of the Corporation may solicit proxies electronically or in person without additional compensation. The Corporation may request banks, brokerage houses or other custodians, nominees or fiduciaries to solicit proxies and will reimburse those entities for reasonable expenses associated with such solicitation. The Corporation has engaged MacKenzie Partners to assist in proxy solicitation for an estimated fee of $11,500 plus expenses.

              OUTSTANDING VOTING SECURITIES AND PRINCIPAL HOLDERS

     1,903,750,794 shares of the Corporation's Common Stock, par value $0.01, (the "Common Stock") were outstanding on the close of business on March 9, 2001, (the "Record Date"). Each of those shares is entitled to one vote on each matter submitted at the meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote at the meeting.

     As of December 31, 2000, no person or group was known by the Corporation to be the beneficial owner of more than five percent (5%) of U.S. Bancorp's outstanding Common Stock.

     The following table lists information about the beneficial ownership of the Corporation's Common Stock as of February 26, 2001 by each of the nominees for Director and each other Director who is serving as a director of the Corporation as of the date of this proxy statement, the Chief Executive Officer and certain other executive officers individually, as reported to the Corporation by those persons as of February 26, 2001 and for the directors and the Corporation's executive officers as a group.

                                                              SHARES BENEFICIALLY    PERCENTAGE
NAME                                                           OWNED(1)(2)(3)(4)      OF CLASS
------------------------------------------------------------------------------------------------
Linda L. Ahlers.............................................          50,103
Andrew Cecere...............................................         427,139
William L. Chenevich........................................         109,305
Arthur D. Collins, Jr. .....................................          50,830
Peter H. Coors..............................................          53,213
John C. Dannemiller.........................................         122,032
Richard K. Davis............................................       1,024,146
Andrew S. Duff..............................................         598,367
Daniel J. Frate.............................................         708,922
Victoria Buyniski Gluckman..................................         108,857
Joshua Green III............................................      20,624,775(5)           1.08
Jerry A. Grundhofer.........................................       4,803,997              0.25
John F. Grundhofer..........................................       5,229,490              0.28
Joseph E. Hasten............................................         145,399
J. P. Hayden, Jr. ..........................................       3,061,061(6)           0.16
Roger L. Howe...............................................         529,945
Thomas H. Jacobsen..........................................       3,218,217              0.17
Delbert W. Johnson..........................................          74,100
Joel W. Johnson.............................................          26,267
Jerry W. Levin..............................................          60,245
Sheldon B. Lubar............................................         867,537
Frank Lyon, Jr. ............................................      14,158,796              0.74
Daniel F. McKeithan, Jr. ...................................          76,655
Lee R. Mitau................................................         722,106
David M. Moffett............................................       1,032,059
David B. O'Maley............................................         865,520(7)
O'dell M. Owens, M.D........................................          83,632
Thomas E. Petry.............................................         251,908
Richard G. Reiten...........................................          29,394
S. Walter Richey............................................         126,276
Warren R. Staley............................................          26,562
Patrick T. Stokes...........................................          22,222
John J. Stollenwerk.........................................          54,545
          Directors and Officers as a Group.................      59,286,473              3.11

---------------

(1) Shares listed reflect the exchange ratios in the merger.

(2) Listed shares may include shares held in the name of a person's spouse, minor children, other relatives and trusts and estates as to which beneficial ownership is disclaimed. Listed shares also include shares held pursuant to the Corporation's Deferred Compensation Plan. Under the terms of the trust in which they are held, such shares are subject to the creditors of the Corporation and may not be voted until released to the individual participants.

(3) Includes shares which may be purchased upon exercise of presently exercisable options or options exercisable in 60 days in the following amounts: Ms. Ahlers, 39,532 shares; Mr. Cecere, 342,258 shares; Mr. Chenevich, 87,500 shares; Mr. Collins, 41,989 shares; Mr. Coors, 42,065 shares; Mr. Dannemiller, 79,143 shares; Mr. Davis, 887,478 shares; Mr. Duff, 502,018 shares; Mr. Frate, 545,597 shares; Ms. Buyniski Gluckman, 78,987 shares; Mr. Green, 42,273 shares; Mr. Jerry Grundhofer, 4,124,151 shares; Mr. John Grundhofer, 4,050,751 shares; Mr. Hasten, 85,459 shares; Mr. Hayden, 39,205 shares; Mr. Howe, 43,225 shares; Mr. Jacobsen, 3,209,344 shares; Mr. Delbert Johnson, 43,313 shares; Mr. Joel Johnson, 22,389 shares; Mr. Levin, 42,843 shares; Mr. Lubar, 7,367 shares; Mr. Lyon, 10,362 shares; Mr. McKeithan, 7,155 shares; Mr. Mitau, 603,036 shares; Mr. Moffett, 914,046 shares; Mr. O'Maley, 79,062 shares; Dr. Owens, 20,393 shares; Mr. Petry, 79,505 shares; Mr. Reiten, 22,389 shares; Mr. Richey, 54,711 shares; Mr. Staley, 22,389 shares; Mr. Stokes, 10,362 shares and Mr. Stollenwerk, 7,055 shares.

(4) Includes the following shares which are held for the individual's account in the Corporation's 401(k) Plans: Mr. Cecere, 3,720 shares; Mr. Davis, 4,559 shares; Mr. Jerry Grundhofer, 15,456 shares; Mr. John Grundhofer, 11,204 shares; Mr. Hasten, 1,146 shares; Mr. Mitau, 3,012 shares; and Mr. Moffett, 9,946 shares.

(5) Includes 6,247,094 shares owned by Joshua Green Corporation, of which Mr. Green is Chairman and Chief Executive Officer; 12,468,881 shares held by a limited partnership of which Joshua Green Corporation is the general partner; 433,453 shares held by a trust as to which Mr. Green has shared voting and investment power and of which a family member of Mr. Green is beneficiary; and 1,089,338 shares held by a charitable foundation of which Mr. Green is President.

(6) Includes shares which are owned by companies for which Mr. Hayden serves as Chairman and Director in the following amounts: The Midland Company, 125,829 shares; American Family Home Insurance Company, 1,357,200 shares; American Modern Home Insurance Company, 724,000 shares; American Western Home Insurance Company, 177,800 shares; and American Modern Life Insurance Company of Ohio, 75,600 shares.

(7) Includes 720,000 shares which are owned by Ohio National Life Insurance Company for which Mr. O'Maley serves as Chairman, President and Chief Executive Officer.

                             ELECTION OF DIRECTORS

     The Corporation's Restated Certificate of Incorporation, as amended, provides that the number of Directors constituting the Board of Directors shall be not less than 12 nor more than 30. The Board of Directors is divided into three classes: Class I (terms expire in 2002), Class II (terms expire in 2003) and Class III (terms expire in 2001). The Certificate of Incorporation provides that nominees for each Class of the Board of Directors are to be elected to serve for a term of three years. The Board of Directors currently consists of 25 members.

     At the 2001 Annual Meeting, the eight Directors in Class III are to be elected to hold office until the Annual Meeting in the year 2004 and until their successors are duly elected and qualified. All of the nominees are current Directors. The persons named in the Proxy intend to vote for the election of these nominees. If any nominee becomes unable to serve, which is not currently anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

     The following information concerns the nominees and continuing Directors:

                               CLASS I DIRECTORS

                             (TERMS EXPIRE IN 2002)

     LINDA L. AHLERS: born 1950, Director since 1997. Ms. Ahlers is President of Marshall Field's, the department store division of Target Corporation, Minneapolis, Minnesota, a diversified retail company. Ms. Ahlers has been associated with Target Corporation (formerly known as Dayton Hudson Corporation) since 1977. She assumed her current position in February 1996 and previously served as Executive Vice President, Merchandising, of the department store division, and in various capacities with Target Stores, an affiliate company of Target Corporation.

     J. P. HAYDEN, JR.: born 1929, Director since 1973. Mr. Hayden is currently a Director of The Midland Company and Chairman of the Executive Committee of The Midland Company's Board of Directors. Mr. Hayden was Chairman of the Board and Chief Executive Officer of The Midland Company prior to March of 1998.

     THOMAS H. JACOBSEN: born 1943, Director since 1989. Mr. Jacobsen is Chairman Emeritus of Firstar Corporation (now U.S. Bancorp) and former Chairman and Chief Executive Officer of Mercantile Bancorporation, Inc. Mr. Jacobsen is also a Director of the Federal Reserve Bank of St. Louis.

     JOEL W. JOHNSON: born 1943, Director since 1999. Mr. Johnson is Chairman, President and Chief Executive Officer of Hormel Foods Corporation, Austin, Minnesota, a meat and food processing company. Mr. Johnson joined Hormel in 1991 as Executive Vice President, Sales and Marketing. He was elected President in 1992 and assumed the title of Chief Executive Officer in 1993. He was elected Chairman of the Board in 1995. Mr. Johnson is a Director of Hormel Foods Corporation, Ecolab, Inc., Meredith Corporation, the American Meat Institute and the Grocery Manufacturers of America.

     SHELDON B. LUBAR: born 1929, Director since 1986. Mr. Lubar is Chairman of Lubar & Co., a Milwaukee, Wisconsin, investment and management firm. Mr. Lubar is also a Director of Grant Prideco, Inc., Massachusetts Mutual Life Insurance Company, MGIC Investment Corporation, Jefferies Group, Inc., C2, Inc., Weatherford International Inc. and various private industrial companies.

     DAVID B. O'MALEY: born 1946, Director since 1995. Mr. O'Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., and a number of its affiliates, including The Ohio National Life Insurance Company. He is a Director of Ohio National Equity Sales Company and Ohio National Equities, Inc., both NASD broker dealers. He is also a Director of The Midland Company.

     O'DELL M. OWENS, M.D.: born 1947, Director since 1991. Dr. Owens is Medical Director of United Healthcare, Cincinnati, Ohio. Prior to that he was Director of Reproductive Endocrinology and Infertility at The Christ Hospital, Cincinnati Ohio.

     WARREN R. STALEY: born 1942, Director since 1999. Mr. Staley is Chairman and Chief Executive Officer of Cargill, Incorporated, Minneapolis, Minnesota, an international marketer, processor and distributor of agricultural, food, financial and industrial products. Mr. Staley joined Cargill in 1969 and was elected President and Chief Operation Officer in 1998. He was named CEO in June 1999 and Chairman in August 2000. He also has held merchandising, administrative and general management positions in corn milling in the United States and in Europe, was head of Cargill in Argentina and was President of Worldwide Feed and President of North America and Latin America for Cargill. He has been a director of Cargill since 1995.

                               CLASS II DIRECTORS

                             (TERMS EXPIRE IN 2003)

     PETER H. COORS: born 1946, Director since 1996. Mr. Coors was named Chairman of Coors Brewing Company, Golden, Colorado in May, 2000. Prior to that he was Vice Chairman and Chief Executive Officer of Coors Brewing Company and Vice President of Adolph Coors Company. Mr. Coors has been associated with Coors Brewing Company since 1970 and has served in various capacities, including as Director of Financial Planning, Director of Market Research, Vice President of Sales and Marketing and President of Coors Distribution Company, and as President of the brewing division of Adolph Coors Company. He serves as a Director of Adolph Coors Company and Energy Corporation of America.

     JOSHUA GREEN III: born 1936, Director since 1987. Mr. Green is Chairman of the Board and Chief Executive Officer of Joshua Green Corporation, Seattle, Washington, a family investment firm, and Chairman of its wholly owned subsidiary, Sage Manufacturing Corporation, a manufacturer of fly-fishing rods and reels. He also served as Chairman of the Board of U.S. Bank of Washington from February 1988 until January 1997 and was Vice Chairman of the former U.S. Bancorp of Portland, Oregon, from December 1987 until January 1993. Mr. Green is a Director of Safeco Corporation and Port Blakely Tree Farms.

     JERRY A. GRUNDHOFER: born 1944, Director since 1993. Mr. Grundhofer is President and Chief Executive Officer of the Corporation and Chairman, President, and Chief Executive Officer of U.S. Bank National Association and Firstar Bank, N.A. and has served the Corporation through its predecessors, Firstar Corporation and Star Banc Corporation in that capacity since 1993. Mr. Grundhofer is also a Director of Ecolab, Inc., The Midland Company, Ohio National Financial Services, Inc. and The Ohio National Life Insurance Company.

     ROGER L. HOWE: born 1935, Director since 1985. Mr. Howe, prior to his retirement September 1, 1997, was Chairman of the Board of U.S. Precision Lens, Inc. Mr. Howe is also a Director of Cintas Corporation and Converges Corporation.

     FRANK LYON, JR.: born 1941, Director since 1995. Mr. Lyon is President of Wingmead, an agricultural concern and duck habitat.

     DANIEL F. McKEITHAN, JR.: born 1935, Director since 1977. Mr. McKeithan is President and Chief Executive Officer of Tamarack Petroleum Company, Inc., an operator of oil and gas wells and President of Active Investor Management, Inc., a manager of oil and gas wells. Mr. McKeithan is also a Director of Marcus Corporation and a Trustee of Northwestern Mutual Life Insurance Company.

     S. WALTER RICHEY: born 1935, Director since 1990. Mr. Richey is the former Chairman and Chief Executive Officer of Meritex, Inc., Roseville, Minnesota, a company involved in real estate management and development and warehousing. Mr. Richey was with Meritex, Inc. (and its predecessor company) from 1973 until 1998. He serves as a Director of Donaldson Company, Inc.

     PATRICK T. STOKES: born 1942, Director since 1992. Mr. Stokes is Senior Executive Vice President of Anheuser-Busch Companies and President and Chief Executive Officer of Anheuser-Busch, Inc., the Companies' brewing subsidiary. He is a member of the Board of Directors of Anheuser-Busch Companies.

     JOHN J. STOLLENWERK: born 1940, Director since 1998. Mr. Stollenwerk is President and Chief Executive Officer of Allen-Edmonds Shoe Corporation. He is a director of Badger Meter, Inc. and Koss Corporation and a Trustee of Northwestern Mutual Life Insurance Company.

                              CLASS III DIRECTORS

                      (NOMINEES FOR TERMS EXPIRE IN 2004)

     ARTHUR D. COLLINS, JR.: born 1947, Director since 1996. Mr. Collins is President and Chief Operating Officer of Medtronic, Inc., Minneapolis, Minnesota, a leading medical device and technology company. Mr. Collins joined Medtronic in 1992. He was elected to his present position in 1996 and previously served as Chief Operating Officer, Corporate Executive Vice President and President of Medtronic International. He serves as a Director of Medtronic, Inc., Cargill, Inc., and TENNANT Company.

     JOHN C. DANNEMILLER: born 1938, Director since 1990. Mr. Dannemiller retired as Chairman of Applied Industrial Technologies, formerly known as Bearings, Inc., in October 2000. Mr. Dannemiller is also a Director of Lamson & Sessions and Pentacon, Inc.

     VICTORIA BUYNISKI GLUCKMAN: born 1951, Director since 1991. Ms. Buyniski Gluckman is Founder, President and Chief Executive Officer of United Medical Resources, Inc. Ms. Buyniski Gluckman is also a Director of The Health Alliance, Ohio National Financial Services, Inc. and The Ohio National Life Insurance Company.

     JOHN F. GRUNDHOFER: born 1939, Director since 1990. Mr. Grundhofer is Chairman of the Corporation. He served as Chief Executive Officer from 1990 until February 27, 2001. He served as President from 1990 until July, 1999, and reassumed that position from August, 2000 until February, 2001. He served as Chairman from 1990 until the merger of U.S. Bancorp and First Bank System in 1997, and reassumed the position of Chairman in January, 1999. Prior to joining the Corporation, Mr. Grundhofer was Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank, N.A. In addition to serving as a Director of the Company, Mr. Grundhofer is also a Director of Minnesota Life Insurance Company and Donaldson Company, Inc.

     DELBERT W. JOHNSON: born 1939, Director since 1994. Mr. Johnson is Vice President of Safeguard Scientifics, Inc., Wayne, Pennsylvania, a diversified information technology company that develops, operates and manages emerging growth information technology companies. Prior to February 1, 2000, he was Chairman and Chief Executive officer of Pioneer Metal Finishing, Minneapolis, Minnesota, a division of Safeguard Scientifics and one of the largest metal finishing companies in the United States. He joined Pioneer Metal Finishing in 1965 and was elected Chairman and Chief Executive Officer in 1978. From 1987 through 1993, Mr. Johnson served on the Board of Directors of the Federal Reserve Bank of Minneapolis and, in 1989, was named Chairman. In 1990, he was selected as Vice Chairman of the Federal Reserve Board Conference of Chairmen and in 1990 became Chairman. He serves as a Director of Ault Inc., Safeguard Scientifics, Inc. and CompuCom Systems, Inc.

     JERRY W. LEVIN: born 1944, Director since 1995. Mr. Levin is Chairman and Chief Executive Officer of Sunbeam Corporation, Boca Raton, Florida, a leading consumer products company. Prior to joining Sunbeam in June 1998, Mr. Levin was Chairman and Chief Executive Officer of The Coleman Company, Inc., Wichita, Kansas, a manufacturer and marketer of outdoor recreational products, from February 1997 until March 1998. He served as Chief Executive Officer of Revlon, Inc., New York, New York, a maker of cosmetics and personal care and professional products, from 1992 until January 1997. He was President of Revlon from 1991 to 1992. Prior to that, Mr. Levin was Chairman of Coleman Holdings, Inc., the parent of The Coleman Company from 1989 to 1991. Before joining Coleman in 1989, Mr. Levin served in a number of senior executive positions with The Pillsbury Company since 1974. Mr. Levin is a Director of Sunbeam Corporation, Revlon, Inc. and Ecolab, Inc.

     THOMAS E. PETRY: born 1939, Director since 1987. Mr. Petry retired in 1998 as Chairman and Chief Executive Officer of Eagle-Picher Industries, Inc. Mr. Petry is also a Director of CINergy, Wm. Powell Co., Union Central Life Insurance Company.

     RICHARD G. REITEN: born 1939, Director since 1998. Mr. Reiten is Chairman, President and Chief Executive Officer of Northwest Natural Gas Company, Portland, Oregon. Mr. Reiten joined Northwest Natural in 1996. He was elected to his present position in 1997 and previously served as Chief Operating Officer. Mr. Reiten also has served as President and Chief Operating Officer of Portland General Electric

Company and as President of Portland General Corporation. He serves as a Director of Northwest Natural, ESCO, Inc. Regence BlueCross BlueShield of Oregon, The Regence Group and AEGIS Ltd. He is also a member of the Board of the American Gas Association.

     Dates listed for the nominees and continuing Directors include service as Directors of predecessor holding companies to the Corporation.

         PROPOSAL TO APPROVE THE U.S. BANCORP EXECUTIVE INCENTIVE PLAN

                    APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

REASONS FOR APPROVAL AND VOTE REQUIRED

     On February 27, 2001, our Board of Directors adopted the Executive Incentive Plan (which we call the "Incentive Plan" in this proxy statement), subject to approval by our shareholders. The Incentive Plan is an annual bonus plan designed to provide selected executives with incentive compensation based upon the achievement of objective performance goals. The purpose of the Incentive Plan is to advance the interests of U.S. Bancorp and our shareholders by attracting and retaining key senior executives and by encouraging these executives to contribute to the continued success and growth of our business.

     The Incentive Plan is being submitted for shareholder approval in order to permit all compensation paid by U.S. Bancorp under the Incentive Plan to be tax deductible. Under Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four other most highly compensated executive officers of a publicly held corporation is limited to $1,000,000 per fiscal year. Some types of compensation are exempted from this deduction limitation, including "qualified performance-based compensation," as defined in Section 162(m) of the Code and related regulations. The Incentive Plan is designed so that amounts awarded under it can qualify as "qualified performance-based compensation" for purposes of Section 162(m). The availability of the Section 162(m) exemption for benefits that may be paid under the Incentive Plan for performance in the fiscal year ending December 31, 2001 is conditioned upon shareholder approval of the Incentive Plan.

     Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

SUMMARY OF THE INCENTIVE PLAN

     The following summary describes certain significant terms of the Incentive Plan. The full text of the Incentive Plan is set forth as Appendix A to this proxy statement. Because the summary does not cover all of the provisions of the Incentive Plan, you are encouraged to read the copy of the Incentive Plan attached.

     Administration. The Incentive Plan provides that it shall be administered by the compensation committee of our Board of Directors. The compensation committee has full power and authority, subject to the provisions of the Incentive Plan, to (a) establish and amend such rules and regulations as are necessary for the proper administration of the Incentive Plan, (b) construe, interpret and administer the Incentive Plan and any or agreement relating to the Incentive Plan and (c) make all other determinations and take all other actions necessary for the administration of the Incentive Plan.

     The compensation committee may amend the Incentive Plan prospectively at any time for any reason. Also, the compensation committee may terminate or curtail the benefits of the Incentive Plan to any participant.

     Eligibility; Designation of Participants. Any executive officer of U.S. Bancorp who also is an "officer" within the meaning of Section 16(a) of the Exchange Act is eligible to participate in the Incentive Plan, if the executive officer is designated as a participant by the compensation committee. We currently have 12 executive officers who are considered to be "officers" within the meaning of Section 16(a) of the Exchange Act. The Incentive Plan provides that, on or before the 90th day of each fiscal year, the compensation committee shall designate all participants in the Incentive Plan for the year.

     Determination of Awards. Under the Incentive Plan, at the time the compensation committee designates the participants in the Incentive Plan, the compensation committee will also establish for each participant for the fiscal year one or more "Performance Thresholds" and a "Target Award." The Target Award for each participant will be a percentage determined by the compensation committee, which percentage may be greater or lesser than 100%. Performance Thresholds are objective goals relating to U.S. Bancorp's Earnings per Share, and will include a minimum Earnings per Share threshold. "Earnings per Share" means U.S. Bancorp's earnings per share computed in accordance with generally accepted accounting principles as reported in our consolidated financial statements for the applicable year, adjusted in the same manner as Operating Earnings (as defined below).

     Unless the minimum Earnings per Share threshold is achieved by U.S. Bancorp for the fiscal year, no participant will receive any payment under the Incentive Plan. If the minimum threshold level is reached, each participant in the Incentive Plan will receive a bonus payment for the year in an amount determined by the committee subject to the terms of the Incentive Plan described below.

     Under the Incentive Plan, the bonus payment received by any participant will be an amount not greater than (a) the participant's annualized base salary, as of the last day of the year with respect to which bonus payments are being made, multiplied by (b) the participant's Target Award for that year. However, if U.S. Bancorp's Earnings per Share is equal to or greater than a designated Performance Threshold, then the participant will be entitled to receive a larger bonus payment which in no event shall exceed 0.2% of U.S. Bancorp's Operating Earnings for that year (as defined below).

     In addition, even if U.S. Bancorp's Earnings per Share equals or exceeds a designated Performance Threshold for a given year, the compensation committee has the discretion to reduce the amount any bonus payment otherwise payable to any participant under the Incentive Plan. In determining whether payments to any participant in the Incentive Plan will be reduced, the compensation committee will consider such financial and individual performance factors as it determines to be appropriate.

     For purposes of the Incentive Plan, "Operating Earnings" means our net income computed in accordance with generally accepted accounting principles as reported in our consolidated financial statements for the applicable year, adjusted to eliminate (i) the cumulative effect of changes in generally accepted accounting principles, (ii) gains and losses from discontinued operations, (iii) extraordinary gains and losses and (iv) any other unusual or nonrecurring gains or losses that are separately identified and quantified in our financial statements, including merger-related charges.

     Based on U.S. Bancorp's Operating Earnings of $3,106,920,000 in fiscal 2000, if the Incentive Plan had been in effect in fiscal 2000, the maximum bonus payable under the Incentive plan would have been $6,213,840.

     Employment Termination. Except as otherwise determined by the compensation committee, no bonus payment under the Incentive Plan with respect to any year shall be paid or owed to a participant whose employment terminates prior to the last day of that year.

     Form of Awards. Payments to participants in the Incentive Plan will be made in cash or in U.S. Bancorp Common Stock after the completion of the fiscal year and after the compensation committee has made the necessary determinations under the Incentive Plan. Payments are also made subject to applicable elections under any deferred compensation plans of U.S. Bancorp.

     Transferability. Participants and their beneficiaries do not have the right to transfer or assign any payments to be made under the Incentive Plan.

     Tax Obligations. The compensation committee has the authority to establish any policy to ensure that all federal, state and local taxes are withheld or collected from each participant in the Incentive Plan.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE INCENTIVE PLAN. PROXIES WILL BE VOTED FOR THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

         PROPOSAL TO APPROVE THE U.S. BANCORP 2001 STOCK INCENTIVE PLAN

                   APPROVAL OF THE 2001 STOCK INCENTIVE PLAN

REASONS FOR APPROVAL AND VOTE REQUIRED

     On February 27, 2001, our Board of Directors adopted the 2001 Stock Incentive Plan (which we call the "Stock Plan" in this proxy statement), subject to approval by our shareholders. The purpose of the Stock Plan is to aid in attracting and retaining employees, management, other personnel and non-employee directors capable of assuring our future success, to offer these individuals incentives to put forth maximum efforts for the success of our business and to afford them an opportunity to acquire a proprietary interest in U.S. Bancorp.

     The Stock Plan authorizes the grant of stock options and several other types of stock-based awards. The Board of Directors believes that stock options and other stock-based awards have been, and will continue to be, a very important factor in attracting and retaining talented employees and non-employee directors.

     In addition, the Board of Directors believes that stock-based compensation aligns the interests of our management and non-employee directors with the interests of our shareholders, and that we should encourage management and non-employee directors to own equity in U.S. Bancorp. Stock incentive awards enhance shareholder value by increasing our employees' loyalty to U.S. Bancorp and providing increased motivation for them to contribute to our future success.

     Approval of the Stock Plan requires the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

SUMMARY OF THE STOCK PLAN

     The following summary describes certain significant terms of the Stock Plan. The full text of the Stock Plan is set forth as Appendix B to this proxy statement. Because the summary does not cover all of the provisions of the Stock Plan, you are encouraged to read the copy of the Stock Plan attached.

     Shares Authorized. The Stock Plan will authorize the issuance of an aggregate of 100,000,000 shares of our Common Stock. Not more than 10,000,000 shares will be available for granting any types of awards other than stock options and stock appreciation rights. The total number of shares authorized for issuance under the Stock Plan represent 5.25% of the shares of our Common Stock issued and outstanding on March 9, 2001. The closing price per share of our Common Stock on such date, as reported by The New York Stock Exchange (the "NYSE"), was $23.02.

     If any shares of Common Stock subject to an award under the Stock Plan or to which an award relates are not purchased or are forfeited, or if any award terminates without the delivery of shares or other consideration, the shares previously used for the awards will be available for future awards under the Stock Plan. In addition, if any shares are delivered by a Stock Plan participant as payment to U.S. Bancorp of the purchase price relating to an award (or delivered to pay the participant's tax withholding obligations), then only the number of shares issued net of the shares tendered shall be deemed issued for purposes of determining the maximum number of shares available for granting of future awards under the Stock Plan.

     Eligibility. Any employee, officer, director, consultant (including any member of a regional advisory board of U.S. Bancorp or our affiliates) or independent contractor providing services to U.S. Bancorp or any of our affiliates is eligible to receive awards under the Stock Plan. We estimate that approximately 50,000 employees will be eligible to participate in the Stock Plan during 2001.

     Plan Administration. The Stock Plan will be administered by a committee of our Board of Directors composed of a number of independent directors. The committee will have the authority to establish rules for the administration of the Stock Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by the awards, and to set the vesting and other terms and conditions of awards.

     The committee has the authority to determine whether the payment of any amounts received under any award may be deferred for federal income tax purposes. The committee may accelerate the vesting of awards. However, the Stock Plan limits the committee's discretion to accelerate the exercisability of options or the lapse of restrictions on restricted stock and restricted stock units to accelerations relating to a change in control, death, disability or certain types of termination of employment.

     The committee may delegate to one or more officers who are also directors of U.S. Bancorp the right to grant awards with respect to individuals who are not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Types and Terms of Awards. The Stock Plan will permit the granting of (a) stock options, including "incentive stock options" meeting the requirements of
Section 422 of the Internal Revenue Code of 1986 (the "Code"), and "nonqualified stock options" that do not meet such requirements, (b) stock appreciation rights, or "SARs," (c) restricted stock and restricted stock units, (d) performance awards and (e) other awards valued in whole or in part by reference to or otherwise based upon our Common Stock (which we refer to in this proxy statement as "other stock-based awards"). Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the committee or required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the committee determines.

     The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security that may be purchased under any other stock-based award will not be less than 100% of the fair market value of our Common Stock on the date of grant. Awards granted under the Stock Plan may not have a term longer than 10 years. No person may be granted any award or awards, the value of which is based solely on an increase in the value of our Common Stock after the date of grant, for more than 5,000,000 shares of Common Stock in the aggregate in any calendar year.

     Stock Options. Options may be exercised by payment of the exercise price, either in cash or, at the discretion of the committee, in whole or in part by tendering previously owned shares of our Common Stock or other consideration having a fair market value on the date of exercise equal to the exercise price. Determinations of fair market value under the Stock Plan will be made in accordance with methods and procedures established by the committee. For purposes of the Stock Plan, the fair market value of our Common Stock on a given date will be the closing price of the Common Stock as reported by the NYSE on that date.

     The Stock Plan provides that the committee may grant "reload" options, either separately or together with another option. Pursuant to a reload option, a participant who exercises an option by tendering shares of our Common Stock (or who pays the amount of tax required to be withheld upon such exercise by tendering shares) would be granted a new option to purchase a number of shares not exceeding the number of shares tendered to exercise the option and pay withholding taxes. The term of the reload option may not be longer than the term of the original option.

     SARs. The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the committee so determines, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

     Restricted Stock and Restricted Stock Units. The holder of restricted stock may have all of the rights of our shareholders (including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect to the stock), or these rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the committee have lapsed.

     Holders of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of the shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the committee determines otherwise.

     Subject to certain exceptions, the Stock Plan requires that time-based vesting restrictions on awards of restricted stock and restricted stock units lapse no sooner than three years following the date of grant, and that performance-based vesting restrictions expire no sooner than one year following the date of grant.

     Performance Awards. Performance awards will provide their holders the right to receive payments, in whole or in part, upon the achievement of goals established by the committee during performance periods established by the committee. A performance award granted under the Stock Plan may be denominated or payable in cash, shares of Common Stock or restricted stock.

     Other Stock-Based Awards. The committee also is authorized to grant other types of stock-based awards. The Stock Plan provides that the committee shall establish the terms and conditions of such awards.

     Transferability. In general, no award and no right under any award granted under the Stock Plan will be transferable by its recipient otherwise than by will or by the laws of descent and distribution. However, awards (other than incentive stock options) may be transferable pursuant to terms determined by the committee as specifically provided in individual award agreements.

     Withholding Obligations. Under the Stock Plan, the committee may permit participants receiving or exercising awards to surrender previously owned shares of Common Stock to U.S. Bancorp to satisfy federal, state or local withholding tax obligations.

     Adjustments. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of U.S. Bancorp, or other similar corporate transaction affecting the shares of Common Stock, the committee will, in order to prevent the diminution or enlargement of any benefits resulting from an award under the Incentive Plan, adjust the number of shares subject to the award and the exercise price and other provisions of the award. Except for these adjustments, no option may be amended to reduce its initial exercise price, and no option may be canceled and replaced with an option or options having a lower exercise price.

     Amendments. The Board of Directors may amend, alter or discontinue the Stock Plan at any time. However, shareholder approval must be obtained for any amendment that requires the approval of shareholders under any rules or regulations of the NYSE, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to U.S. Bancorp.

     Effective Date; Term. The Stock Plan will become effective immediately upon approval by our shareholders. Awards under the Stock Plan will only be granted during a 10-year period beginning on the effective date of the Stock Plan. However, any award granted may extend beyond this 10-year period.

TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences generally applicable to awards under the Stock Plan.

     Options and SARs. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that an alternative minimum tax liability may result), and U.S. Bancorp will not be entitled to a tax deduction when an incentive stock option is exercised.

     Upon exercising a nonqualified stock option, the optionholder must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and U.S. Bancorp will be entitled at that time to a tax deduction for the same amount. Upon the exercise of an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income, and are deductible by U.S. Bancorp.

     The tax consequence to an optionholder upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or by exercising a nonqualified stock option or SAR. Generally, there will be no tax consequences to U.S. Bancorp in connection with the disposition of shares acquired under an option. However, U.S. Bancorp may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

     Other Awards. For other awards granted under the Stock Plan that are payable in cash or shares of Common Stock and that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for the shares of Common Stock by the holder of the award. In this case, U.S. Bancorp will be entitled at that time to a deduction for the same amount if and to the extent that amount satisfies general rules concerning deductibility of compensation.

     For an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares of Common Stock by the holder. In this case, U.S. Bancorp will be entitled at that time to a tax deduction for the same amount if and to the extent that amount is deductible.

     Special Rules. Special rules may apply in the case of individuals subject to Section 16(b) of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of U.S. Bancorp's tax deduction, are determined as of the end of such period.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE STOCK PLAN. PROXIES WILL BE VOTED FOR THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

                             EXECUTIVE COMPENSATION

     In addition to disclosure with respect to "named executive officers" (as defined for purposes of the SEC's proxy rules) and other executive officers of old U.S. Bancorp and for the benefit of our shareholders in light of the recently completed merger between old U.S. Bancorp and Firstar, the Compensation Committee of the Corporation has elected for this year's annual proxy statement to provide supplemental executive compensation information relating to certain former executives of Firstar who are currently executive officers of the Corporation. Accordingly, we have included a section on Executive Compensation, one for Firstar Corporation as of December 31, 2000, as well as for old U.S. Bancorp as of December 31, 2000.

                              FIRSTAR CORPORATION

        EXECUTIVE COMPENSATION AND REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of Firstar is composed entirely of independent outside directors and is responsible for setting corporate compensation policy. The goal of the Corporation's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

     Base salaries of the Named Executives other than for Mr. Jerry Grundhofer and Mr. Jacobsen were determined by the compensation committee using senior management's recommendations. Salaries were decided based on individual performance and industry standards as determined through external compensation studies and information from regional bank holding companies.

     The Compensation Committee administers the Executive Bonus Plan, the purpose of which is to reward the achievement of corporate financial objectives established in advance by the Compensation Committee. The performance measures for determining plan awards include fully diluted earnings per share (EPS), return on average equity (ROE), credit quality, and individual performance against established objectives. The plan provides awards, however, only if the corporation's EPS meets a specified threshold established by the Compensation Committee and approved by the Board of Directors at the beginning of each plan year. The opportunity for a bonus award for the Named Executives in 2000 ranged from 21% to 200% of base salary depending on the individual's position, and the amount by which actual EPS exceeded the threshold set. Bonuses were paid 75% in cash and 25% in the corporation's common stock.

     The Compensation Committee also administers the corporation's Stock Incentive Plan, the purpose of which is to encourage long-term growth in the Corporation's shareholder value. Stock options and restricted stock may be granted pursuant to the plan, based on factors including corporate performance, individual responsibilities and performance, grant guidelines based on the Black-Scholes valuation method, and information from regional bank holding companies and other competitive indices. 2000 options are subject to a vesting schedule with full vesting four years from the date of grant.

     Mr. Jerry Grundhofer's compensation was determined by the compensation committee and approved by the board. His 2000 base salary of $925,000 as well as his 2000 bonus opportunity and stock option grant were established under the terms of his employment agreement with the Corporation, and are consistent with industry standards as determined from a peer group of regional bank holding companies. The peer group includes some of the financial holding companies in the S & P Major Regional Bank Index listed in the Stock Performance Chart that follows. His bonus was based on the same criteria as that described previously for the other Executive Officers. He was granted options for 1,070,000 shares on December 12, 2000, exercisable pursuant to a four year vesting schedule at a grant price of $21.6875. Mr. Jacobsen's 2000 base salary and bonus opportunity were established in accordance with his employment agreement with the Corporation.

                           COMPENSATION COMMITTEE OF
                     THE BOARD OF DIRECTORS OF U.S. BANCORP

Thomas E. Petry, Chair                 Roger L. Howe                 Richard G. Reiten
Arthur D. Collins                      Jerry W. Levin                S. Walter Richey
Peter H. Coors                         Frank Lyon, Jr.               John J. Stollenwerk
J.P. Hayden, Jr.                       David B. O'Maley

     Employment Agreements. The Corporation has entered into employment agreements with Messrs. Jerry Grundhofer, Chenevich, Davis, Hasten and Moffett. The agreements are designed to enhance the Corporation's ability to attract and retain high caliber senior management at a time when mergers and acquisitions are common in the financial services industry. In general, the agreements provide for the payment of a lump sum severance benefit to the officer, including a gross-up for federal excise tax purposes if necessary pursuant to
Section 280(g) of the Internal Revenue Code, plus the continuation of certain medical and other benefits, in the event that the officer's employment is terminated involuntarily by the Corporation, or voluntarily by the officer for good reason. For Messrs. Chenevich, Davis, Hasten and Moffett, payment is provided only in the event such termination occurs during a specified period following a Change of Control of the Corporation. Change of Control is defined in the document and includes certain mergers, sales of assets or tender offers.

     Among other things, Mr. Jerry Grundhofer's agreement provides for severance benefits of three times salary and bonus, and accelerated vesting of stock awards, in the event of a qualified termination during his Employment Period (either before of following a Change of Control). In addition, Mr. Jerry Grundhofer's agreement provides for the granting of past employer service credit for vesting purposes under the

Corporation's Non-Qualified Retirement Plan upon three years of service. Mr. Jerry Grundhofer's rights in the Non-Qualified Retirement Plan are fully vested. Messrs. Chenevich, Davis, Hasten and Moffett have agreements which provide for lump sum benefits of three times salary and bonus in the event of a qualified termination following a Change of Control during the officer's protected period.

     The Corporation also maintains an employment agreement with Mr. Jacobsen. Among other things, Mr. Jacobsen's agreement provides that the sum of his base salary and bonus shall be equal to that paid to the Corporation's CEO during the Initial Period of employment. In addition, Mr. Jacobsen's agreement provides for a retirement benefit under the Corporation's Non-Qualified Retirement Plan commencing upon the conclusion of his Initial Period of employment and the continuation of certain medical and other benefits.

     Retention Agreements. The Corporation maintains a retention agreement with Mr. Chenevich. The agreement generally provides for a lump sum payment in the event that the executive remains in good standing in his position with the Corporation for a specified period of time. The agreement provides for a payment of $240,000 if Mr. Chenevich is actively employed with the Corporation on May 1, 2004.

     These agreements remain in effect following the merger and no "Change of Control" as defined in these agreements occurred as a result of the merger for Firstar executives.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                  -------------------------------   ------------------------------------    ALL OTHER
NAME AND                          SALARY       BONUS      OTHER       STOCK      OPTIONS     LONG TERM     COMPENSATION
PRINCIPAL POSITION         YEAR   ($)(1)      ($)(2)       ($)      AWARDS($)      (#)      INCENTIVE($)       ($)
------------------         ----   -------    ---------   --------   ---------   ---------   ------------   ------------
JERRY A. GRUNDHOFER......  2000   942,788(3)   282,837                          1,070,000                     61,769(4)
  President, Chief         1999   850,000    1,700,000                            590,000                    428,104
  Executive Officer and    1998   800,000    1,000,000                          1,140,000                     12,900
  Director of the
  Corporation
RICHARD K. DAVIS.........  2000   407,692(3)   106,000                            350,000                    358,631(5)
  Vice Chairman            1999   350,000      525,000                            540,000                     12,698
  of the Corporation       1998   325,000      331,500                            270,000                     10,891
DAVID M. MOFFETT.........  2000   407,692(3)   106,000                            350,000                    489,899(6)
  Vice Chairman            1999   350,000      525,000                            540,000                     42,248
  and Chief Financial      1998   325,000      331,500                            270,000                     10,892
  Officer of the
  Corporation
JOSEPH E. HASTEN(7)......  2000   343,784       74,531                            340,000                    712,122(8)
  Vice Chairman of the
  Corporation
WILLIAM L. CHENEVICH.....  2000   331,250(3)    74,531                            300,000                     33,758(9)
  Vice Chairman            1999   207,692      675,000               585,000      350,000                     64,144
  of the Corporation
THOMAS H. JACOBSEN(7)....  2000   921,451      277,500                            500,000                    954,890(10)

---------------

 (1) Includes amounts deferred at the direction of the executive officer pursuant to the Firstar Corporation Thrift Savings 401(k) Plan and, if applicable, the Firstar Corporation Deferred Compensation Plan.

 (2) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.

 (3) Includes one week's pay more than established base salary due to a pay cycle change to semi-monthly.

 (4) Includes $5,100 Corporate contribution to the Firstar Corporation Thrift Savings 401(k) Plan and $3,487 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance. Also includes $2,351 in moving expenses; $18,600 in car allowance; $24,532 in additional transportation-related expenses; and $7,699 financial planning.

 (5) Includes $5,100 Corporate contribution to the Firstar Corporation Thrift Savings 401(k) Plan and $726 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance. Also includes $350,000 retention bonus and; $2,805 financial planning.

 (6) Includes $5,100 Corporate contribution to the Firstar Corporation Thrift Savings 401(k) Plan and $1,005 split dollar life insurance premium. Split dollar insurance premiums are based on the cost of equivalent group term insurance. Also includes $350,000 retention bonus; $126,062 club dues (including gross-up for taxes); $3,782 in additional transportation-related expenses; and $3,950 financial planning.

 (7) Mr. Hasten and Mr. Jacobsen were not listed in the Summary Compensation Table in 2000.

 (8) Includes $7,650 Corporate contribution to the Mercantile 401(k) Plan and $1,567 in group term life insurance. Also includes $681,083 in excise tax payment; $19,922 in company-paid life insurance premiums; and $1,900 financial planning.

 (9) Includes $124 split dollar life insurance premium, and $1,720 in group term life insurance. Split dollar insurance premiums are based on the cost of equivalent group term insurance. Also includes $30,301 in moving expenses; and $1,613 financial planning.

(10) Includes $850,403 non-qualified retirement plan payment, $7,650 Corporate contribution to the Mercantile 401(k) Plan, $96,287 in excise tax payment; and $550 car allowance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             % OF TOTAL
                                              OPTIONS
                                             GRANTED TO
     INDIVIDUAL GRANTS         OPTIONS      EMPLOYEES IN     EXERCISE OR    EXPIRATION       GRANT DATE
            NAME              GRANTED(#)    FISCAL YEAR     BASE PRICE($)      DATE      PRESENT VALUE($)(1)
     -----------------        ----------   --------------   -------------   ----------   -------------------
Jerry A. Grundhofer.........  1,070,000         8.4           $21.6875       12/12/10        $7,650,500
Richard K. Davis............    350,000         2.7           $21.6875       12/12/10        $2,502,500
David M. Moffett............    350,000         2.7           $21.6875       12/12/10        $2,502,500
Joseph E. Hasten............     40,000         0.3           $17.7500       03/14/10        $  217,600
                                300,000         2.4           $21.6875       12/12/10        $2,145,000
William L. Chenevich........    300,000         2.4           $21.6875       12/12/10        $2,145,000
Thomas H. Jacobsen..........    500,000         3.9           $22.0000       09/20/07        $3,310,000

---------------

(1) Grant date option values calculated through use of the "Black Scholes" pricing model. Values are calculated assuming risk free rates of return of 5.3% - 6.6%, dividend rate of 2.5%, volatility rates of 31% - 37%, quarterly reinvestment of dividends, and an average term of five years. No adjustments have been made for nontransferability or risk of forfeiture.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUE

                                                                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN THE
                                                                     OPTIONS 12/31/00(#)        MONEY OPTIONS 12/31/00($)
                              SHARES ACQUIRED   VALUE REALIZED   ---------------------------   ---------------------------
            NAME              ON EXERCISE(#)         ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ---------------   --------------   -----------   -------------   -----------   -------------
Jerry A. Grundhofer.........       98,000         1,993,967       4,124,151      2,382,500     57,666,629      2,501,563
Richard K. Davis............           --                --         887,478        976,250      8,427,220        821,094
David M. Moffett............      282,204         5,733,285         914,046        976,250      8,944,943        821,094
Joseph E. Hasten............           --                --          85,459        392,500        409,866        716,875
William L. Chenevich........           --                --          87,500        562,500         51,563        623,438
Thomas H. Jacobsen..........       94,095         1,308,391       2,909,344              0     15,775,097              0

     Defined Benefit Pension Plans. Compensation in the form of payments from the Corporation's noncontributory defined benefit pension plans is not included in the compensation tables above. Substantially all employees, except those formerly employed by Mercantile Bancorporation, Inc. (MBI) prior to its acquisition, are eligible to receive benefits from this pension plan, which are based upon average base salary during the five consecutive years of service in which compensation was the highest and upon the employee's years of service, with a normal retirement age of 65 and one year of plan participation. The 2001 total of annual payments as a life annuity with 120 guaranteed payments (exclusive of Social Security) from the pension plan may be individually estimated using the following information.

                                YEARS OF SERVICE

TABLE 1

 CURRENT
 ANNUAL
EARNINGS      10        15        20         25          30          35
---------   -------   -------   -------   ---------   ---------   ---------
  125,000    15,247    22,871    30,495      38,118      45,742      53,366
  150,000    18,657    27,985    37,313      46,642      55,970      65,298
  175,000    22,066    33,099    44,132      55,166      66,199      77,232
  200,000    25,476    38,214    50,951      63,689      76,427      89,165
  225,000    28,885    43,328    57,770      72,213      86,656     101,098
  250,000    32,295    48,442    64,589      80,736      96,884     113,031
  300,000    39,114    58,670    78,227      97,784     117,341     136,897
  400,000    52,751    79,127   105,503     131,878     158,254     184,629
  600,000    80,027   120,041   160,054     200,068     240,081     280,095
  800,000   107,303   160,954   214,606     268,257     321,908     375,560
1,000,000   134,579   201,868   269,157     336,446     403,736     471,025
1,400,000   189,130   283,695   378,260     472,825     567,390     661,955
1,800,000   243,681   365,522   487,363     609,203     731,044     852,885
2,200,000   298,233   447,349   596,465     745,582     894,698   1,043,814
2,500,000   339,146   508,719   678,293     847,866   1,017,439   1,187,012
2,800,000   380,060   570,090   760,120     950,150   1,140,180   1,330,210
3,000,000   407,336   611,003   814,671   1,018,339   1,222,007   1,425,675

     The benefits in the shaded area do not reflect the $170,000 compensation limit or the $126,000 annual benefit limit which apply under Federal law. The actual benefits payable from the qualified pension plan will take into account these limits, and will be adjusted accordingly as the limits are adjusted each year. Also, these benefits were estimated using a five year average of compensation determined from the "Current Annual Earnings" shown above.

     For purposes of computing benefits under this plan, on December 31, 2000 Mr. Grundhofer had eight years of credited service; Mr. Davis, seven years; Mr. Moffett, seven years; and Mr. Chenevich, two years.

     The noncontributory defined benefit plan covering substantially all former MBI employees, including Mr. Hasten and Mr. Jacobsen, is a career average plan wherein benefits are computed as an account balance. The plan credits participant's accounts with between 2% and 7% of base pay and bonus, depending on the age of the participant, as well as interest credits on the participant's accounts that vary based on 10-year Treasury bond rates, but are not less than 5.5% per year. Benefits may be paid as a lump sum after age 45 at termination or retirement. Optional forms of payment are also available.

     Non-Qualified Retirement Plan. Compensation in the form of payments from the Corporation's noncontributory, non-qualified retirement plan, to the extent it replaces income lost due to legislated limits on benefits and compensation, is included in the above table. In addition, the plan provides non-qualified supplemental account balances for former MBI employees subjected to the legislated limits. Federal laws limit the pay that may be considered under the qualified plans. The non-qualified retirement plan pays the additional pension benefits that would be paid under the qualified plans if the federal pay and benefit limits were not in effect. Mr. Jacobsen is eligible for an additional supplemental non-qualified benefit under the terms of his employment agreement with the Corporation, equal to $2.5 million per year in the form of a joint and 50% survivor annuity commencing May 1, 2001, less an offset for qualified plan benefits. Certain officers of the Corporation including Messrs. Jerry Grundhofer, Davis and Moffett are eligible for augmented combined benefits under the qualified, non-qualified and certain other prior employer plans based on a percentage of final average compensation (base plus bonus). Eligibility for such augmented benefits is determined by the Compensation Committee of the Board of Directors based on individual performances and level of responsibility. The 2000 total of annual payments as a life annuity with 120 guaranteed payments at the augmented level (less benefits replaced due as a life annuity with 120 guaranteed payments at the augmented level (less benefits replaced due to the application of legislated limits) may be individually estimated using the following table.

TABLE 2
                                YEARS OF SERVICE

 CURRENT
 ANNUAL
EARNINGS       10          15         20         25          30          35
---------   ---------   ---------   -------   ---------   ---------   ---------
  125,000      52,942      45,318    37,694      30,071      22,447      14,823
  150,000      63,170      53,842    44,514      35,185      25,857      16,529
  175,000      73,399      62,366    51,333      40,299      29,266      18,233
  200,000      83,627      70,889    58,152      45,414      32,676      19,938
  225,000      93,856      79,413    64,971      50,528      36,085      21,643
  250,000     104,083      87,936    71,789      55,642      39,494      23,347
  300,000     124,540     104,984    85,427      65,870      46,313      26,757
  400,000     165,454     139,078   112,702      86,327      59,951      33,576
  600,000     247,281     207,267   167,254     127,240      87,227      47,213
  800,000     329,108     275,457   221,805     168,154     114,503      60,851
1,000,000     410,935     343,646   276,357     209,068     141,778      74,489
1,400,000     574,590     480,025   385,460     290,895     196,330     101,765
1,800,000     738,244     616,403   494,562     372,722     250,881     129,040
2,200,000     901,898     752,782   603,666     454,549     305,433     156,317
2,500,000   1,024,639     855,066   685,492     515,919     346,346     176,773
2,800,000   1,147,380     957,350   767,320     577,290     387,260     197,230
3,000,000   1,229,207   1,025,540   821,872     618,204     414,536     210,868

     Stock Performance Chart. The following chart compares the yearly percentage change in the cumulative total shareholder return on Firstar's common stock during the five years ended December 31, 2000 with the cumulative total return on the Standard & Poor's Major Regional Banks' Index and the Standard & Poor's Stock Index. The comparison assumes $100 was invested on January 1, 1995 in the Firstar's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                              [PERFORMANCE GRAPH]

              -------------------------------------------------------------------------------------------
                                            1995       1996       1997       1998       1999       2000
              -------------------------------------------------------------------------------------------
               Firstar Corp                100.00     158.29     301.81     496.18     344.42     390.21
               S&P Maj Reg Bnks            100.00     136.61     205.49     227.07     194.70     247.77
               S&P 500                     100.00     122.94     163.95     210.80     255.16     231.93

                                OLD U.S. BANCORP

   EXECUTIVE COMPENSATION AND REPORT OF THE COMPENSATION AND HUMAN RESOURCES
                                   COMMITTEE

To Our Shareholders:

     U.S. Bancorp's executive compensation philosophy emphasizes the Company's commitment to long-term growth in shareholder value. In general:

     - Total compensation will be targeted above the 50th percentile of a group of comparable banking companies. Any premium in targeted pay over the 50th percentile will be primarily in the form of stock incentives.

     - Base salaries will be targeted below the 50th percentile of the comparator group to minimize fixed expense and emphasize the relationship of pay to performance.

     - Annual incentives will be targeted above the 50th percentile of the comparator group such that the total of targeted base salary plus targeted annual incentive will be equal to the 50th percentile.

     - Long-term awards will be targeted above the 50th percentile of the comparator group and will be primarily in the form of stock incentives.

     Actual pay will be influenced by both competitive practice and the Compensation and Human Resources Committee's assessment of performance against several criteria, including measures of profitability, growth consistent with long-range strategy, risk management, the development and involvement of people, a continuing commitment to cultural diversity, and succession planning. No formal weightings have been assigned to these factors.

ROLE OF THE COMMITTEE

     The Compensation and Human Resources Committee of the Board of Directors (the "Committee") seeks to maintain executive compensation policies that are consistent with the Company's strategic business objectives and values. In pursuing this goal, the Committee is guided by the following objectives:

     - A significant portion of senior executives' compensation shall be comprised of long-term, at-risk pay to focus management on the long-term interests of shareholders.

     - Executives' total compensation programs should emphasize pay that is dependent upon meeting performance goals to strengthen the relationship between pay and performance.

     - Components of pay that are at risk should contain equity-based pay opportunities to align executives' interests with those of shareholders.

     - Executive compensation should be competitive to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the success of the Company depends.

     The Committee is comprised of eight non-employee Directors. The Committee approves the design of executive compensation programs and assesses their effectiveness in supporting the Company's compensation objectives. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

     The Company obtains competitive market data from an independent compensation consultant comparing the Company's compensation practices to those of a group of comparator companies. The Committee reviews and approves the selection of companies used for compensation comparison purposes. This comparator group is comprised of companies in the banking industry with which the Company competes for executive talent and which are generally comparable with respect to business activities. While the comparator group is comprised of fewer companies than the peer group index under "Comparative Stock Performance" below, all of the comparator group companies are included in that index. The Committee believes that the companies used for compensation comparisons are a representative cross-section of the companies included in the peer group index.

ELEMENTS OF THE COMPENSATION PROGRAM

     The key elements of the Company's executive compensation program are base salary, annual incentives, and long-term incentives. In determining each component of compensation, the Committee considers an executive's total compensation package. Consistent with the Company's policy of aligning pay with performance, a greater portion of total compensation is placed at risk than the total compensation typically placed at risk by companies in the comparator group. In determining the total compensation package for executives, the Committee has considered the performance of the Company's Common Stock; however, no formal weighting has been assigned to this factor. "Comparative Stock Performance" below includes the type of information considered by the Committee in this regard.

  Policy With Respect to Section 162(m)

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1 million, unless the compensation is performance-based. The Committee has carefully considered the potential impact of this tax code provision on the Company and has concluded that it is in the Company's and shareholders' best interest to qualify certain of the Company's stock-based, long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of such long-term incentive payments; the Committee believes that such qualification has been achieved. The Company in 2000 also requested and received shareholder approval of the Executive Incentive Plan in order to qualify payments under the terms thereof as performance-based compensation within the meaning of the Code, and the Company believes that payments made under that plan will qualify.

  Base Salaries

     Each executive's base salary is initially determined according to competitive pay practices, his or her level of responsibility, prior experience, and breadth of knowledge, as well as internal equity issues. The Committee uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed on an annual basis, and increases are made based on the Committee's subjective assessment of each executive's performance, as well as the factors described above. In 2000, base salaries generally were below the 50th percentile market level of the comparator group. This is consistent with the Company's strategic objectives.

     Each year, Mr. John Grundhofer prepares a written self-appraisal of his performance which is presented to the Board of Directors. Each Director is invited to comment on Mr. John Grundhofer's report, and the Committee Chair prepares a formal response which serves as Mr. John Grundhofer's appraisal. The Committee determines Mr. John Grundhofer's salary for the coming year, and his base salary may be adjusted accordingly. In determining Mr. John Grundhofer's base salary adjustment, the Committee considers Mr. John Grundhofer's execution of his overall responsibility for the Company's financial performance, long-range strategy, capital allocation, and management selection, retention, and succession. However, formal weightings have not been assigned to these factors.

     Pursuant to his employment agreement, Mr. John Grundhofer received an annualized base salary of $900,000 during 2000. Mr. John Grundhofer's base salary was below the 50th percentile of the comparator group, consistent with the Company's executive compensation philosophy. See "Employment Contracts for the Named Executive Officers" below.

  Annual Incentives

     The Company provides annual incentives to executives under the Executive Incentive Plan. Annual incentives are intended to promote the Company's pay-for-performance philosophy by providing executives with annual cash bonus opportunities for achieving corporate, business unit, and individual performance goals. No formal weightings are assigned to these levels of performance.

     Eligible executives are assigned target bonus levels determined as a percentage of base salary. The Committee sets the target bonus awards at a level which, together with the amount of base pay, provides total direct compensation which is approximately equal to the 50th percentile level within the comparator group for total direct compensation. The Committee considers the targets it establishes to be achievable, but to require above-average performance from each of the executives. Actual awards, if any, are determined by the Committee based on its subjective assessment of each executive's business unit and individual performance. The assessment focuses on achievement of profitability, growth, risk management, and general management objectives; however, formal weightings have not been assigned to these factors.

     The Company's 2000 return on assets, return on equity, net interest rate margin and efficiency ratio all ranked near the top of the peer group. However, revenue growth and earnings per share fell short of internal business plan targets. The Committee evaluated the company's performance, both with respect to its internal plan, and as compared with similar financial services companies. After taking the above factors into consideration, bonuses approved by the Committee were below target levels.

     Mr. John Grundhofer's targeted annual bonus is consistent with the Company's policy of setting a targeted annual bonus sufficient to provide total direct compensation which is approximately equal to the 50th percentile level of the comparator group. As a result of the factors discussed above, Mr. John Grundhofer's bonus, as reported in the Summary Compensation Table, was below target, consistent with the goals of the Executive Incentive Plan.

  Long-Term Incentives

     The Committee believes that long-term incentive compensation opportunities should be dependent on stock-based measures to strengthen the alignment between management's interests and those of the Company's shareholders. Furthermore, in keeping with the policy of placing a significant portion of executives' total pay at risk, the Committee sets targeted long-term incentive compensation above the 50th percentile levels among the Company's compensation comparator companies. The following describes the Company's practices relative to each long-term incentive vehicle.

     Stock Options. As set forth in the Summary Compensation Table, during 2000 one of the five named executive officers was granted an option to purchase shares of the Company's Common Stock. Under the 1999 Stock Incentive Plan, options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Thus, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

     In determining the actual size of stock option awards, the Committee considers the value of the stock on the date of grant, competitive practice, the amount of options previously granted, individual contributions, and business unit performance. However, formal weightings have not been assigned to these factors.

     Restricted Stock. The 1999 Stock Incentive Plan also provides for the granting of restricted stock to executives. Four of the five named executive officers received restricted stock awards in 2000 as set forth in the Summary Compensation Table.

CONCLUSION

     The Committee believes the Company's executive compensation policies and programs effectively serve the interests of shareholders and the Company. The Company's various pay vehicles are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success and to enhance the Company's value for the shareholders' benefit.

        Thomas E. Petry, Chairman
        Arthur D. Collins
        Peter H. Coors
        J. P. Hayden, Jr.
        Roger L. Howe
        Jerry W. Levin
        Frank Lyon, Jr.
        David B. O'Maley
        Richard G. Reiten
        S. Walter Richey
        John J. Stollenwerk

EMPLOYMENT CONTRACTS FOR THE NAMED EXECUTIVE OFFICERS

     The Company has entered into employment agreements with Messrs. John Grundhofer and Andrew Duff.

     The term of Mr. John Grundhofer's agreement started on February 27, 2001 and ends on December 31, 2002. During the term of the employment agreement, Mr. John Grundhofer will serve as the Chairman of the board of directors and as the Co-Chairman of the Executive Committee of the board. Until the first annual stockholder's meeting following Mr. Grundhofer's 65th birthday, he shall serve as a member of the company's board.

     During the term of the employment agreement, Mr. John Grundhofer will be entitled to receive a base salary and an annual bonus equal to the base salary and annual bonus paid to the company's chief executive officer, but in no event will Mr. John Grundhofer's base salary be less than $900,000. On February 27, 2001 he was granted 100,000 shares of restricted common stock and a stock option to acquire 2.4 million shares of common stock at an exercise price of $23.34, which was equal to the fair market value of such common stock on the date of grant. The option has a term of ten years. The restricted stock and stock option will vest in four equal annual installments beginning on February 27, 2002, subject to earlier vesting upon a change of control of the company and certain terminations of Mr. John Grundhofer's employment, including his retirement. Commencing upon the expiration of the term of the agreement, John Grundhofer will be paid an annual retirement benefit of $2.92 million, less any benefits payable under the tax-qualified and non-qualified retirement plans. Mr. Grundhofer will also be entitled to participate in the company's employee benefit plans and programs and to receive the long-term disability, life insurance and certain other payments provided pursuant to his prior agreement with the company. The employment agreement also contains non-competition, non-solicitation and confidentiality provisions that apply to Mr. John Grundhofer while employed and during specified periods thereafter.

     The employment agreement provides that, on a termination of Mr. John Grundhofer's employment by the company other than for cause or disability, or by him for good reason, he will be entitled to a payment consisting of:

     - a pro rata annual bonus through the date of termination, based on the highest annual bonus earned in the three years prior to the termination date, plus

     - the product of (a) the number of months from the date of termination until December 31, 2002, divided by 12 and (b) the sum of his base salary and annual bonus (based on the highest annual bonus earned in the three years prior to the termination date).

     Also, his restricted stock and stock options will vest immediately, and the company will continue to provide him and his spouse with medical and dental benefits for the remainder of their lives. If any amounts payable to Mr. John Grundhofer under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. John Grundhofer will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid to Mr. John Grundhofer without requiring payment of the excise tax, no additional payments will be made on account of the excise tax, and instead, the payments otherwise due to him will be reduced as necessary to prevent the application of the excise tax.

     Under Mr. Duff's employment agreement, he will serve as President of U.S. Bancorp Piper Jaffray Companies Inc., a subsidiary of the Company, for a period of three years beginning May 1, 1998, and will receive a base salary and an annual bonus determined on a basis consistent with that used to determine the annual bonus to be paid to peer executives of U.S. Bancorp Piper Jaffray; provided that, his base salary and annual bonus shall not be less than $1.2 million per year. (Mr. Duff became Chief Executive Officer of U.S. Bancorp Piper Jaffray on January 1, 2000, and also serves as Vice Chairman of U.S. Bank, Wealth Management and Capital Markets.) In the event that Mr. Duff's employment is terminated by the Company without cause (as defined in the agreement) or for reason of Mr. Duff's death, disability or terminal illness, Mr. Duff's agreement provides for a lump sum payment equal to (i) the amount of Mr. Duff's minimum annual compensation earned but not yet paid to him through the date of termination, and (ii) the product of (x) the number of months remaining in Mr. Duff's employment term divided by 12, and (y) Mr. Duff's minimum annual compensation. In addition, a portion of Mr. Duff's restricted stock will vest immediately upon termination and he will receive any other benefits required to be paid or which he is eligible to receive through the date of termination.

     The company has entered into individual change-in-control severance agreements with Messrs. Cecere, Mitau and Frate. These agreements provide for severance benefits following a change in control, if the executive's employment is involuntarily terminated other than for "cause" (as defined in the agreements) or if the executive voluntarily terminates his employment for "good reason" (as defined in the agreements). Those severance benefits include:

     - a payment equal to three times the sum of the executive's annual salary plus average actual incentive pay for the three fiscal years preceding the year in which the merger is announced;

     - continuation of life, individual disability, medical and dental insurance coverage for 36 months following the date of termination, subject to certain conditions specified in the agreements;

     - payment of the full amount of any long-term cash incentive award for any plan periods then in progress;

     - payment of the pro rata amount of any annual cash incentive award;

     - credit for five additional years of service under the U.S. Bancorp Non-Qualified Supplemental Executive Retirement Plan;

     - three additional years of accruals under U.S. Bancorp's qualified or non-qualified defined benefit plans; and

     - individual outplacement counseling services.

     Each of these change in control severance agreements also provides that, in the event of a change in control of U.S. Bancorp, if an excise tax is payable under section 4999 of the U.S. tax code because the payments and benefits payable to a covered executive are deemed to constitute parachute payments within the meaning of section 280G of the U.S. tax code, U.S. Bancorp will provide the covered executive with an additional payment so that after the payment of all income and excise taxes, the executive will be in the same after-tax position he or she would have been in if no excise tax under section 4999 had been imposed.

     The Company entered into a Severance Agreement and General Release, dated October 6, 2000, with Philip G. Heasley, the Company's former President and Chief Operating Officer, in connection with his departure from the Company. Under the Severance Agreement, Mr. Heasley received his then-current salary through November 30, 2000, after which time he received a monthly salary of $10,000 until his last day of employment with the Company on January 1, 2001. The Severance Agreement provides for Mr. Heasley to receive a lump sum payment of $5,019,235 on November 30, 2000 and an additional payment of $3,522,084 on March 2, 2001.

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus paid by the Company in 2000 exceeded $100,000 (the "Named Executive Officers"). Also included is a former executive officer who would have been one of the four highest paid executives, except for his not being an executive officer at year end.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               -----------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                               -----------------------   ---------
                                                                                                           LONG-
                                                                               RESTRICTED   SECURITIES     TERM
                                                               OTHER ANNUAL      STOCK      UNDERLYING   INCENTIVE    ALL OTHER
NAME AND                                                       COMPENSATION     AWARD(S)     OPTIONS/     PAYOUTS    COMPENSATION
PRINCIPAL POSITION             YEAR   SALARY ($)   BONUS($)        ($)           ($)(5)      SARS(#)        ($)          ($)
------------------             ----   ----------   ---------   ------------    ----------   ----------   ---------   ------------
JOHN F. GRUNDHOFER...........  2000    900,000     1,500,000     173,436(3)            0            0        0           78,951(6)
  Chairman of the Board and    1999    895,003       750,000     171,417(3)            0    2,427,936        0           68,025
  Chief Executive Officer      1998    840,000     1,500,000     170,674(3)            0      695,264        0          127,958
ANDREW S. DUFF(1)............  2000    350,000       825,000         666(4)    1,000,006      253,000        0                0
  Vice Chairman                1999    202,500     1,645,000         666(4)            0      328,900        0           49,106
  Wealth Management and        1998    130,000     1,000,000           0(4)    1,288,754            0        0                0
  Capital Markets
ANDREW CECERE................  2000    270,635       475,000       3,111(4)    1,000,006            0        0            8,562(7)
  Vice Chairman and            1999    182,506       125,000       2,410(4)            0      221,240        0            8,400
  Chief Financial Officer      1998    146,667       140,000       1,963(4)            0      132,878        0            8,721
LEE R. MITAU.................  2000    298,761       390,000       6,178(4)      500,003            0        0           10,656(7)
  Executive Vice President,
    Corporate                  1999    283,343       160,000       6,289(4)            0      534,800        0            9,588
  Development and General
    Counsel                    1998    270,833       260,000       5,870(4)    1,146,875       38,523        0           15,429
DANIEL J. FRATE(2)...........  2000    357,514       290,000       5,559(4)    1,000,006            0        0            8,972(7)
  President, Payment Systems   1999    246,676       150,000       3,313(4)      610,000      370,128        0            8,766
  and Retail Credit Cycle      1998    215,000       150,000       2,942(4)            0      122,957        0           14,720
PHILIP G. HEASLEY............  2000    555,854     1,101,370      15,350(4)            0            0        0        3,967,305(8)
  President and Chief
    Operating                  1999    491,683       400,000      11,560(4)            0      648,103        0           14,768
  Officer                      1998    450,000       650,000      10,902(4)            0      117,070        0           37,125

---------------

(1) Mr. Duff became an employee of the Company following the acquisition of Piper Jaffray Companies Inc. on May 1, 1998. He also serves as Chief Executive Officer of U.S. Bancorp Piper Jaffray, the Company's investment banking subsidiary.

(2) Mr. Frate will be leaving the Company in April, 2001.

(3) Includes transportation-related expenses of $50,711 in 2000, $48,648 in 1999, and $55,198 in 1998, primarily related to providing personal security for Mr. John Grundhofer.

(4) Perquisites that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for a given Named Executive Officer have been omitted.

(5) Determined by multiplying the market value of the Company's Common Stock on the date of grant by the number of shares awarded. Recipients receive dividends on, and have the right to vote, shares of restricted stock. The Named Executive Officers held shares of restricted stock as of December 31, 2000 with market values as of such date as follows: Mr. John Grundhofer, 75,900 shares valued at $1,751,250; Mr. Duff, 96,346 shares valued at $2,223,008; Mr. Cecere, 57,175 shares valued at $1,319,217; Mr. Mitau,
    47,562 shares valued at $1,097,421; and Mr. Frate, 105,245 shares valued at $2,428,342. Mr. Duff was granted 20,106 shares of restricted stock on May 1, 1998 and 19,065 shares on June 4, 1998, which shares vest on May 1, 2001 or fully on his death, disability or terminal illness, or his termination without cause. Messrs. Duff, Cecere, and Frate were each granted 57,175 shares of restricted stock on January 18, 2000, of which 11,435 vest in three years after the date of grant, 11,436 vest in four years after the date of grant, and 34,304 vest in five years after the date of grant, or fully on their death or their qualifying termination in connection with a change in control or partially on their retirement or disability, based on their months of service after the date of grant. Mr. Mitau was granted 37,950 shares of restricted stock on February 17, 1998, originally vesting in equal installments over four years. The 9,487 unvested shares remaining under this grant vested on February 27, 2001, the effective date of the merger with Firstar. He was granted 28,588 shares of restricted stock on January 18, 2000, of which 5,717 vest in three years after the date of grant, 5,718 vest in four years after the date of grant, and 17,153 vest in five years after the date of grant, or fully on his death or his qualifying termination in connection with a change in control or partially on his retirement or disability, based on his months of service after the date of grant. Mr. Frate was granted 25,300 shares of restricted stock on January 22, 1999, with an original vesting schedule of 5,060 in three years after the date of grant, 5,060 in four years, and 15,180 in five years after the date of grant. All these shares vested on February 27, 2001, the effective date of the merger with Firstar.

(6) Includes (a) imputed income in the amount of $22,530 arising from premiums paid by the Company with respect to life insurance for the benefit of Mr. John Grundhofer; (b) $49,621 paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), $10,500 of which was applied to Mr. John Grundhofer's account in the Savings Plan and $39,121 of which was paid in cash; and (c) a matching contribution made by the Company to Mr. John Grundhofer's Savings Plan account in the amount of $6,800.

(7) Includes (a) amounts paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), as follows: Mr. Cecere, $1,762 (all of which was applied to his account in the Savings Plan); Mr. Mitau, $3,856 (all of which was applied to his account in the Savings Plan); Mr. Frate, $2,172 (all of which was applied to his account in the Savings
    Plan); (b) matching contributions made by the Company to Messrs. Cecere's, Mitau's, and Frate's Savings Plan accounts in the amount of $6,800 each.

(8) Includes (a) $11,486 paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), $10,500 of which was applied to Mr. Heasley's account in the Savings Plan and $986 of which was paid in cash; (b) $31,154 in accrued but unused vacation; (c) a matching contribution made by the Company to Mr. Heasley's Savings Plan account in the amount of $6,800 and (d) $3,917,865 in connection with Mr. Heasley's termination of employment.

STOCK OPTIONS

     The following tables summarize stock option grants and exercises during 2000 to or by the Named Executive Officers and the values of options granted during 2000 and held by such persons at the end of 2000.

               OPTIONS/SAR GRANTS IN YEAR ENDED DECEMBER 31, 2000

                                          INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE AT
                         ----------------------------------------------------       ASSUMED ANNUAL RATES OF STOCK
                                                                                 PRICE APPRECIATION FOR OPTION TERM
                          NUMBER OF      % OF TOTAL                             -------------------------------------
                          SECURITIES    OPTIONS/SARS   EXERCISE                       5%($)              10%($)
                          UNDERLYING     GRANTED TO     OR BASE                 -----------------   -----------------
                         OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION   STOCK               STOCK
NAME                      GRANTED(#)    FISCAL YEAR    ($/SHARE)      DATE      PRICE     VALUE     PRICE     VALUE
----                     ------------   ------------   ---------   ----------   -----   ---------   -----   ---------
Andrew S. Duff.........    253,000(1)        2.5         17.49      1/18/10     28.49   2,783,000   45.37   7,053,640

---------------

(1) This option was granted January 18, 2000 and vests one-third each year for three years. If Mr. Duff terminates employment due to disability or retirement, the option remains in effect as if termination of employment had not occurred. This option also becomes fully exercisable upon Mr. Duff's death, or in certain circumstances following a change in control. The option is nontransferable except to family members or family trusts or partnerships, and contains a reload feature as follows: Optionees who are active employees may tender previously acquired shares of the Company's Common Stock in payment of the exercise price of a stock option and may tender previously acquired shares or request the Company to withhold sufficient shares to pay the taxes arising from the exercise. The Company will issue a reload stock option to purchase the number of shares thus tendered and/or withheld. The reload option has an exercise price equal to the closing price of the Common Stock on the date of exercise of the base option, is first exercisable six months from such date and expires on the scheduled expiration date of the base option. All reload options become fully exercisable in certain circumstances upon a change in control of the Company, and are nontransferable except to family members or family trusts or partnerships.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES
                                           SHARES                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                          ACQUIRED                    OPTIONS/SARS AT           THE-MONEY OPTIONS/SARS
                                             ON       VALUE             12/31/00(#)                AT 12/31/00($)(1)
                                          EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                        (#)       ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                      --------   --------   -----------   -------------   -----------   -------------
John F. Grundhofer......................      0          0       1,748,451      2,302,300             0          65,250
Andrew S. Duff..........................      0          0          88,785        581,900       758,683       1,412,500
Andrew Cecere...........................      0          0         152,508        189,750             0               0
Lee R. Mitau............................      0          0         223,536        379,500         7,341               0
Daniel J. Frate.........................      0          0         216,696        328,900             0               0
Philip G. Heasley.......................      0          0         171,553        632,500             0               0

---------------

(1) Based upon the difference between the per-share option exercise price and the market value of the Common Stock at the applicable measurement date.

RETIREMENT PLANS

     All of the Named Executive Officers participate in the Company's retirement plans, the terms of which are summarized below. Under the terms of Mr. John Grundhofer's employment agreement with the Company (described earlier), he will receive an annual retirement benefit of $2.92 million less any benefits payable under the Company's tax-qualified and non-qualified retirement plans described below. Because of this guaranteed retirement amount, Mr. John Grundhofer's specific retirement benefits under the following plans have not been identified.

  Cash Balance Pension Plan

     Effective July 1, 1986, the Company adopted a career average pay defined benefit pension plan, now known as the "Cash Balance Pension Plan" (the "Cash Balance Plan"). Essentially all full-time employees of the Company and its subsidiaries are eligible to participate in the Cash Balance Plan, and as of January 1, 2001, 25,371 employees were participating. Under the terms of the Cash Balance Plan, a separate "account" is maintained for each participating employee. The Cash Balance Plan provides for pay-based credits to the account of each participant of 4% of the participant's eligible compensation, plus 4% of the participant's eligible compensation in excess of the Social Security taxable wage base for each year of qualifying service. For this purpose, eligible compensation includes wages for federal tax withholding purposes, pre-tax contributions to the Savings Plan and flexible spending accounts, and income resulting from the vesting of restricted stock, but excludes income arising from the exercise of stock options, reimbursement for expenses, expense allowances, short-term and long-term disability payments, and imputed income items. Investment credits are also determined for such accounts based on the participant's investment election. In addition, the Cash Balance Plan provides certain special additional credits for the accounts of certain eligible participants who had at least five years of service as of January 1, 1986, and had a total age plus years of service equal to 50 or greater. At the time of normal or early retirement, the accumulated account of the participant is converted into one of several available forms of lifetime annuities or is distributed in a single lump sum to the participant. In the event of the death of the participant, the account balance is payable to the participant's survivors. Plan benefits become 100% vested after five years of service, subject to accelerated vesting under certain circumstances in connection with a change in control of the Company.

     Effective January 1, 1999, if it produces a greater benefit, participants receive a benefit from the Cash Balance Plan based on an alternative minimum benefit formula in lieu of the benefit based on their account. The minimum benefit is up to two times the participant's final five-year average eligible compensation, plus an additional two times final five-year average compensation that exceeds the Social Security taxable wage base in the year the participant's employment ends. For this purpose, eligible compensation is determined in the same manner as described for the Cash Balance Plan. The full minimum benefit is reduced for employees who terminate their employment before age 65, commence their benefit before age 65 or complete less than 20 years of service. The reduction is based on several factors, including age at retirement, years of service at retirement and potential total years of service with the Company at retirement. For employees of U.S. Bancorp Piper Jaffray Inc., a subsidiary of the Company, years of service are counted from the date they entered the plan (January 1, 1999 or later) while their total projected service is based on their original hire date with U.S. Bancorp Piper Jaffray. For certain former participants in the Retirement Plan of the former USB which old U.S. Bancorp acquired in August, 1997 and the West One Bancorp Retirement Plan, which were merged into the Cash Balance Plan on December 31, 1998, the formula uses a multiple of three and one-half, instead of two. For such employees, the full minimum benefit is reduced if the employee terminates his or her employment before age 62, commences his or her benefit before age 65 or completes less than 35 years of service.

  Defined Benefit Excess Plan

     The Company maintains an unfunded deferred compensation plan known as the Defined Benefit Excess Plan to provide retirement benefits that would have been provided under the Cash Balance Plan but for the voluntary deferred of compensation under a non-qualified deferred compensation plan and certain limitations established under the Code and the Cash Balance Plan.

  Supplemental Executive Retirement Plan

     The Company's Supplemental Executive Retirement Plan (the "SERP") is available to certain executives with not less than five years of service at the time of termination of employment or death. The five-year service requirement does not apply, however, under certain circumstances involving a change in control of the Company. The SERP generally provides retirement benefits at age 65 equal to 55% of an executive's "Final Average Compensation" (except that, pursuant to his employment agreement, Mr. Grundhofer is entitled to 57.5% of his Final Average Compensation). Final Average Compensation is the average base salary and annual incentive award during the executive's last three years of employment. Such compensation is substantially similar to the comparable compensation reflected in the Summary Compensation Table. Executives receive credit for an additional five years of service at age 60 and may receive retirement benefits after age 60 that are equal to the actuarial equivalent present value of the retirement benefit that would be payable at age 65 (except that, pursuant to his prior employment agreement, Mr. Grundhofer became fully vested at age 60, with no actuarial or other reduction for retirement prior to age 65 but after age 60, but with a reduction for commencement of benefits prior to age 65). Payments under the SERP are reduced by other sources of retirement income, including benefits under the Cash Balance Plan, the Defined Benefit Excess Plan, a portion of Social Security benefits and estimated benefits provided by other employers. Lesser benefits are available in the event of termination prior to age 65. The SERP provides for payment of benefits in the form of a single lump sum or an annuity. Under certain circumstances in connection with a change in control of the Company, a participant who has not yet begun to receive payment of benefits under the SERP may elect to receive a distribution of the entire SERP benefit, subject to a 5% forfeiture of benefits.

     The aggregate benefits payable under the SERP at age 65 to the Named Executive Officers (other than Mr. Duff, who does not participate in the SERP) will be based on the executive's Final Average Compensation during his last three years of employment (unless the minimum benefit formula under the Cash Balance Plan and Defined Benefit Excess Plan produces a greater benefit, as described above). The table below shows estimated retirement benefits payable under all retirement plans, based on a 55% SERP benefit in terms of a single life annuity payable at age 65. As of December 31, 2000, Messrs. Cecere, Mitau and Frate were credited with 15, 5 and 12 years of service under the SERP, respectively, and had Final Average

Compensation of $466,667, $572,639 and $468,750, respectively. Based upon a number of assumptions, including retirement at age 65, the estimated value of the annual annuity payment Messrs. Cecere, Mitau and Frate would be entitled to receive upon retirement would be $970,059, $626,287 and $1,017,857 respectively. Mr. Duff's projected retirement benefits are determined under the Cash Balance Plan and Defined Benefit Excess Plan. Based upon a number of assumptions, including retirement at age 65, the estimated value of the annual annuity payment Mr. Duff would be entitled to receive upon retirement would be $714,000.

FINAL 3 YRS                              YEARS OF SERVICE
   BASE +      ---------------------------------------------------------------------
   BONUS          10         15         20          25           30           35
-----------    --------   --------   --------   ----------   ----------   ----------
 $  400,000    $117,063   $154,183   $179,463   $  196,263   $  207,103   $  207,103
 $  500,000    $149,553   $195,953   $227,553   $  248,553   $  262,103   $  262,103
 $  600,000    $182,043   $237,723   $275,643   $  300,843   $  317,103   $  317,103
 $  700,000    $214,533   $279,493   $323,733   $  353,133   $  372,103   $  372,103
 $  800,000    $247,023   $321,263   $371,823   $  405,423   $  427,103   $  427,103
 $  900,000    $279,513   $363,033   $419,913   $  457,713   $  482,103   $  482,103
 $1,000,000    $312,003   $404,803   $468,003   $  510,003   $  537,103   $  537,103
 $1,100,000    $344,493   $446,573   $516,093   $  562,293   $  592,103   $  592,103
 $1,200,000    $376,983   $488,343   $564,183   $  614,583   $  647,103   $  647,103
 $1,300,000    $409,473   $530,113   $612,273   $  666,873   $  702,103   $  702,103
 $1,400,000    $441,963   $571,883   $660,363   $  719,163   $  757,103   $  757,103
 $1,500,000    $474,453   $613,653   $708,453   $  771,453   $  812,103   $  812,103
 $1,600,000    $506,943   $655,423   $756,543   $  823,743   $  867,103   $  867,103
 $1,700,000    $539,433   $697,193   $804,633   $  876,033   $  922,103   $  922,103
 $1,800,000    $571,923   $738,963   $852,723   $  928,323   $  977,103   $  977,103
 $1,900,000    $604,413   $780,733   $900,813   $  980,613   $1,032,103   $1,032,103
 $2,000,000    $636,903   $822,503   $948,903   $1,032,903   $1,087,103   $1,087,103

                         COMPARATIVE STOCK PERFORMANCE

     The chart below shows line graphs comparing the cumulative total shareholder return on the Old U.S. Bancorp's Common Stock over a five-year period with the cumulative total return on the Standard and Poor's 500 Stock Index and the Keefe, Bruyette & Woods 50 Bank Index over the same periods, assuming the investment of $100 in each on December 31, 1995 and the reinvestment of all dividends. The Keefe, Bruyette & Woods 50 Bank Index is a market capitalization-weighted total return index of the 50 largest U.S. banks, including all money center and most major regional banks, published by Keefe, Bruyette & Woods, Inc.
[PERFORMANCE GRAPH]

                                                         KBW 50                      S&P 500                       USB
                                                         ------                      -------                       ---
1995                                                     100.00                      100.00                      100.00
1996                                                     141.00                      123.00                      141.00
1997                                                     207.00                      164.00                      236.00
1998                                                     224.00                      211.00                      229.00
1999                                                     216.00                      255.00                      158.00
2000                                                     259.00                      232.00                      201.00

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Corporation (the "Committee") is responsible for assisting the Board in monitoring the integrity of the financial statements of the Corporation, compliance by the Corporation with legal and regulatory requirements, and the independence and performance of the Corporation's internal and external auditors.

     The consolidated financial statements of Firstar Corporation and of old U.S. Bancorp for the year ended December 31, 2000 were audited by PricewaterhouseCoopers LLP and Ernst & Young LLP, respectively. Audited consolidated financial statements of the Corporation for the year ended December 31, 2000, to be presented on a combined restated basis, are not yet available.

     As part of its activities, the Committee has:

     1. Reviewed and discussed the audited financial statements of Firstar Corporation and of old U.S. Bancorp with management;

     2. Discussed with each of the independent auditing firms the matters required to be discussed by Statement on Auditing Standards No. 61;

     3. Received the written disclosures and letters from each of the independent auditing firms required by Independence Standards Board Standard No. 1; and

     4. Discussed with each of the independent auditing firms the respective auditor's independence.

     Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of Firstar Corporation and of old U.S. Bancorp for the year ended December 31, 2000 be included in applicable filings with the SEC on Form 8-K and Form 10-K, respectively.

           AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF U.S. BANCORP

Warren R. Staley, Chair                Roger L. Howe                 Thomas E. Petry
Linda L. Ahlers                        Delbert W. Johnson            Richard G. Reiten
Victoria Buyniski Gluckman             Daniel F. McKeithan, Jr.      John J. Stollenwerk
Joshua Green III                       O'Dell M. Owens, M.D.

                                   AUDIT FEES

     Fees for the most recent annual audit of Firstar's Corporation's consolidated financial statements were $2.2 million, and all other fees paid to Firstar's principal independent auditor for the year ended December 31, 2000 aggregated $3.1 million, including audit-related fees of $2.1 million, tax-related fees of $0.3 million and nonaudit fees of $0.7 million. Fees for the most recent annual audit of old U.S. Bancorp's consolidated financial statements were $1.4 million and all other fees paid to old U.S. Bancorp's principal independent auditor for the year ended December 31, 2000 aggregated $16.0 million, including audit-related fees of $7.0 million, tax-related fees of $7.1 million and nonaudit fees of $1.9 million. Audit-related services generally include audits of the financial statements of pension and other employee benefit plans, audits of the financial statements of certain subsidiary and affiliated entities, internal audit services, reviews of internal controls not related to the audit of the consolidated financial statements, due diligence assistance on business acquisitions, and audit reports issued in connection with capital-raising activities. Tax-related services include primarily tax consulting and compliance.

     The Audit Committee of the Board of Directors has considered whether the provision of audit-related, tax-related and nonaudit services, fees for which are disclosed above, is compatible with maintaining the principal accountants' independence.

             SHAREHOLDER PROPOSAL FOR ANNUAL ELECTION OF DIRECTORS

     Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, (303) 355-1199, the owner of 7,966 shares of Common Stock, has advised the Company that he plans to introduce the following resolution at the Annual Meeting:

          "That the shareholders of U.S. Bancorp, assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections also be on an annual basis."

     The reasons given by the shareholder for such resolution are as follows:

          In last year's annual meeting, 266,276,695 shares were voted FOR this resolution. This is 20,908,498 shares greater than shares voted "against" which included all unmarked proxies. Our Board of Directors, however, has failed to recognize this mandate from its owners.

          Shareholders of COLORADO NATIONAL BANKSHARES, the former U.S. BANCORP, BANK OF COMMERCE, WESTERN BANCORP and SCRIPPS FINANCIAL CORPORATION elected all of their directors annually. Shareholders of U.S. BANCORP should not be excepted.

          In past meetings, the proponent noted that a consideration of a merger was the voting rights and that Wells Fargo had one-year terms for its directors. (Subsequently, Wells Fargo merged with Norwest which also had one-year terms for its directors.)

          It is significant that the shareholders of Chase Manhattan received one-year terms for their directors upon the merger with Chemical Bank.

          Occidental Petroleum, Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises, Westinghouse, are among many corporations replacing three year terms with the annual election of all directors.

     THE HOME DEPOT stated in its 2000 proxy statement supporting replacing three-year terms with one-year terms for its directors:

          "We believe that it is in the best interest of ... Stockholders to eliminate the classified Board so that stockholders elect all directors annually. The amendment ... will allow stockholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board's membership and our policies and long-term strategic planning should not be affected."

     These actions increased shareholder voting rights by 300% -- and, at no cost to the shareholders.

     The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

     If you agree, please vote FOR this proposal. Your shares will be automatically voted "against" it if your proxy is unmarked.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

     In 1986, the shareholders of the Company decided, by a vote at the Annual Meeting, to amend the Company's Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the Directors elected each year for a three-year term. The Board continues to believe that a "staggered" Board of Directors provides important benefits to both the Company and its shareholders. The Board believes that the staggered election approach facilitates continuity and stability of leadership and policy by helping ensure that at any given time a majority of the Directors will have prior experience as Directors of the Company and will be familiar with its business and operations. This permits more effective long-term strategic planning. The Board believes that the continuity and quality of leadership promoted by a staggered Board helps create long-term value for the shareholders of the Company.

     Additionally, the Board believes that the staggered election approach affords the Company valuable protection against an inadequate unsolicited proposal to take over the Company. In the event of a hostile takeover, the fact that at least two shareholders' meetings generally will be required to effect a change in control of the Board of Directors may encourage the person seeking to obtain control of the Company to initiate arm's length discussions with management and the Board. This will assist management and the Board in seeking to assure that if a transaction is negotiated, it is on the most favorable terms for the shareholders of the Company.

     Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the staggered system of electing Directors. Declassification of the Board would require an amendment to the Company's Restated Certificate of Incorporation. The Company's Restated Certificate of Incorporation requires the affirmative vote of 80% of the outstanding shares of the Company's Common Stock to approve the amendment.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the shareholder proposal regarding the annual election of all Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST APPROVAL OF THE PROPOSAL REGARDING THE ANNUAL ELECTION OF ALL DIRECTORS. PROXIES WILL BE VOTED AGAINST THE SHAREHOLDER PROPOSAL UNLESS OTHERWISE SPECIFIED.

                           COMPENSATION OF DIRECTORS

FIRSTAR DIRECTOR COMPENSATION

     Directors of Firstar Corporation, except for Mr. Jerry A. Grundhofer, received an annual retainer fee of $30,000 plus a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each Committee meeting attended. Committee Chairpersons received an annual retainer fee of $5,000. Each Director of Firstar Corporation, except for Mr. Jerry A. Grundhofer, received options to purchase 15,100 shares of Firstar Corporation stock, subject to a four-year vesting schedule.

     Directors may choose to convert all or part of their compensation into options to purchase Firstar stock issued pursuant to the Firstar Option Plan. Directors who so elected received options based on market value at the date of grant.

     Directors may choose to defer all or part of their compensation pursuant to the Firstar Deferred Compensation Plan. Participants in that plan may elect to be credited with the investment return of Firstar stock or certain mutual funds.

OLD U.S. BANCORP DIRECTOR COMPENSATION

     During 2000 Directors of old U.S. Bancorp who were not employees of the Company ("Non-Employee Directors") received an annual retainer of $23,000 with the exception of the Chair of the Audit Committee who received an annual retainer of $24,000, plus all such Directors received $1,000 for each meeting of the Board attended. In addition, Non-Employee Directors who were Committee Chairs received $2,000 and Non-Employee Directors received $1,000 for each Committee meeting attended.

     During 2000 Directors were able to elect to use their Director compensation to purchase shares of the Company's Common Stock through the Employee Stock Purchase Plan upon substantially the same terms and conditions as applied to employees. Directors were allowed to purchase shares of Common Stock with all or any portion of their fees earned as a Director. The purchase price was the lower of (a) 85% of the fair market value of the Company's Common Stock on the first day of the purchase period, or (b) 85% of the fair market value of the Company's Common Stock on the last day of the purchase period. On the last business day of the purchase period, each participant received the number of shares of the Company's Common Stock that could be purchased with the participant's accumulated deductions at the established purchase price. Non-Employee Directors were also offered the opportunity to defer all or a part of their Director compensation in accordance with the terms of the Deferred Compensation Plan for Directors. Under such plan, a Director was allowed to defer all retainer and meeting fees until such time as the Director ceased to be a member of the Board. Deferred amounts are credited with interest at a rate determined by the Company, which is currently the monthly equivalent of the 120-month rolling average of the 10-year Treasury Note, determined as of September 30 of the previous year.

     Under the Company's 1999 Stock Incentive Plan, each Non-Employee Director received an option to purchase 9,487 shares of the Company's Common Stock upon first being elected to the Board of Directors, and an option to purchase 6,451 shares of the Company's Common Stock on the date of each annual meeting of shareholders if such Director's term of office continued after such annual meeting. Each option granted to a Non-Employee Director upon initial election to the Board or as of the date of each annual meeting of shareholders was exercisable in full as of the date of grant, has an exercise price per share equal to the fair market value of a share of Common Stock as of the date of grant, is nontransferable except to family members or family trusts or partnerships, and expires on the tenth anniversary of the date of grant. Such options granted to Non-Employee Directors include provisions entitling the optionee to a further option (a "reload option") if the optionee exercises an option, in whole or in part, by surrendering other shares of the Company's Common Stock or if shares of the Company's Common Stock are delivered or withheld a payment of an amount representing income tax obligations in connection with the exercise of an option, which reload options shall be for the number of shares of the Company's Common Stock surrendered as part or all of the exercise price plus the number of shares, if any, delivered or withheld as payment of an amount representing income tax obligations.

     The Company has a Director Retirement and Death Benefit Plan that provides for payments to Non-Employee Directors after they cease to be Directors. In January 1997, the Board of Directors determined to freeze benefits under this plan for Directors then-serving and terminate the plan for new Directors, both effective as of April 30, 1997. Plan benefits are payable to persons who have completed 60 months of service as a Director (measured as provided in the plan). Benefits accrue in the amount of the annual retainer in effect on the date a Director's service terminates multiplied by the number of years of service, not to exceed 10 years. Benefits are paid in annual installments over a 10-year period. If a Director retires after reaching age 67 or after completion of 12 years of service, the Director receives lifetime payments not limited to 10 years calculated based on the annual retainer in effect on the date of retirement. Due to the termination of this plan, benefits for eligible, current Directors will be determined as if their service as Directors has terminated on April 30, 1997 (except that additional service after such date may be considered in determining the form of benefit to be paid). As a result, the benefits payable to those Directors will be based on the annual retainer and each Director's service as of April 30, 1997. A Director who retires after 12 years of service, but who is not then 67, does not receive the first payment until age
67. In the event of the Director's death, a lump sum payment may be made. In the event of certain types of changes in control of the Company, benefits payable under the plan will be paid in a lump sum within 30 days thereof.

     A portion of the cost of premiums incurred by Non-Employee Directors who were former Directors of West One Bancorp (a company acquired by Old USB in 1995) for health care insurance coverage of such Directors and their dependents will be subsidized or reimbursed by the Company upon request, provided that no portion of such premiums is subsidized by any other employer. Reimbursement is subject to the same conditions and limits as are applicable to active employees. One Non-Employee Director received health care subsidies and related reimbursements for income taxes on such subsidies during 2000.

                        CORPORATE GOVERNANCE INFORMATION

                            CURRENT BOARD COMMITTEES

     Executive Committee: The Executive Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled board meetings and acts as a credit committee. Members include:

Jerry A. Grundhofer, Co-Chair          Delbert W. Johnson            Richard G. Reiten
John F. Grundhofer, Co-Chair           Sheldon B. Lubar              S. Walter Richey
Arthur D. Collins                      Daniel F. McKeithan, Jr.      Warren R. Staley
J.P. Hayden, Jr.                       David B. O'Maley              Patrick T. Stokes
Roger L. Howe                          Thomas E. Petry

     Audit Committee: The Audit Committee is responsible for overseeing the work of PricewaterhouseCoopers LLP, the Corporation's outside independent auditor for 2001. The Committee reviews recommendations on various matters made by the outside auditors and action taken by management and the Corporation's internal audit staff, and considers the scope of the audit and proposed fees. The Board of Directors of the Corporation has adopted a written charter for the Audit Committee. A copy of the charter is included as Appendix C to this proxy statement. The members of the Audit Committee are independent, as such term is defined in the applicable sections of the New York Stock Exchange's listing standards. Members include:

Warren R. Staley, Chair                Roger L. Howe                 Thomas E. Petry
Linda L. Ahlers                        Delbert W. Johnson            Richard G. Reiten
Victoria B. Buyniski Gluckman          Daniel F. McKeithan, Jr.      John J. Stollenwerk
Joshua Green, III                      O'dell M. Owens

     Compensation Committee: The Compensation Committee sets policy for compensation, reviews the recommendations of the Chief Executive Officer as to compensation of officers, establishes the compensation of the Chief Executive Officer and approves eligibility for benefits under the Corporation's employee benefit plans. Members include:

Thomas E. Petry, Chair                 Roger L. Howe                 Richard G. Reiten
Arthur D. Collins                      Jerry W. Levin                S. Walter Richey
Peter H. Coors                         Frank Lyon, Jr.               John J. Stollenwerk
J.P. Hayden, Jr.                       David B. O'Maley

     Community Outreach and Fair Lending Committee: The Community Outreach and Fair Lending Committee is responsible for reviewing the Corporation's activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. Members include:

Peter H. Coors, Chair                  Joshua Green III              Frank Lyon, Jr.
Linda L. Ahlers                        Thomas H. Jacobsen            O'dell M. Owens
Victoria Buyniski Gluckman             Delbert W. Johnson            John J. Stollenwerk
John C. Dannemiller                    Joel W. Johnson

     Governance Committee: The Governance Committee administers the affairs of the Board of Directors, evaluates current Directors and nominates new directors. Shareholders who wish to suggest Director nominees should contact the Committee by mail at the Corporate Headquarters. Members include:

Sheldon B. Lubar, Chair                John C. Dannemiller           Jerry W. Levin
Peter H. Coors                         J.P. Hayden, Jr.              Daniel F. McKeithan
Arthur D. Collins                      Joel W. Johnson               Patrick T. Stokes

                           PRIOR FIRSTAR CORPORATION

     The Board of Directors of Firstar Corporation held seven regular meetings and one special meeting in 2000.

     The Board of Directors of Firstar Corporation had an Executive Committee, an Audit Committee, a Compensation Committee, a Community Outreach and Fair Lending Committee and a Governance Committee.

     The Executive Committee of the Corporation held ten meetings in 2000. The Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings.

     The members of the Executive Committee of Firstar were: Messrs. Jerry Grundhofer, Hayden, Howe, Jacobsen, Lubar, McKeithan, Petry and Stokes.

     The Audit Committee of Firstar Corporation held five meetings in 2000 and was responsible for the review of the work of PricewaterhouseCoopers LLP, the Corporation's outside independent auditor for 2000. The Committee reviewed recommendations on various matters made by the outside auditors and action taken by management and the Corporation's internal auditor to implement these recommendations. The Committee also considered the scope of the audit to be performed for the Corporation and its subsidiaries and the proposed fees for this work. The Committee recommended action to the Board of Directors of the Corporation in connection with all the above matters.

     The members of the Audit Committee of Firstar were: Ms. Buyniski Gluckman, and Messrs. Garvin, Hayden, Hladky, Howe, Petry, McKeithan, Schnuck, Stollenwerk and Wirtz

     The Compensation Committee of the Corporation held six meetings in 2000 and set policy for compensation, reviewed the recommendations of the Chief Executive Officer as to compensation of officers, established the compensation of the Chief Executive Officer and approved eligibility for benefits under the Corporation's non-qualified retirement plan. It also administered the Corporation's Stock Incentive Plans. The members of the Compensation Committee of Firstar were Messrs. Hayden, Howe, Lyon, O'Maley, Petry and Stollenwerk.

     The Community Outreach and Fair Lending Committee of Firstar Corporation held two meetings in 2000. The Committee was responsible for reviewing the Corporation's activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The members of the Community Outreach and Fair Lending Committee of Firstar were: Ms. Buyniski Gluckman and Messrs. Dannemiller, Hladky, Lyon, Owens, Schnuck and Stollenwerk.

     The Governance Committee of Firstar Corporation held three meetings in 2000. The Committee administered the affairs of the Board of Directors, evaluated current Directors, and nominated new Directors. The members of the Governance Committee were Messrs. Dannemiller, Hayden, Lubar, McKeithan and Stokes.

     All Directors of Firstar Corporation attended at least 75% of the aggregate of the number of regular and special meetings of the Board of Directors held during 2000 and all committees of the Board on which the Director served during the 1999 calendar year.

                                OLD U.S. BANCORP

     The Board of Directors of old U.S. Bancorp had six regular and two special meetings in 2001.

     The Board of Directors of old U.S. Bancorp had an Executive Committee, an Audit committee, a Credit Policy and Community Responsibility Committee, a Compensation and Human Resources Committee, a Finance Committee and a Governance Committee.

     The Executive Committee held two meetings in 2000. The Executive Committee had the authority of the Board of Directors when the Board was not in session, subject to limitations in the Bylaws and under Delaware law. The members of the Executive Committee were Messrs. John Grundhofer, Collins, Coors, Delbert Johnson, Levin, Phillips and Richey.

     The Audit Committee held 6 meetings in 2000. The Audit Committee assisted the Board with its responsibilities for external and internal audits, accounting and financial reporting practices, determinations of adequate accounting controls and reviewed financial information. The members of the Audit Committee were Ms. Ahlers and Messrs. Coors, Green, Joel Johnson, Phillips, Redmond, Reiten, Richey and Staley.

     The Credit Policy and Community Responsibility Committee met four times in 2000. The Credit Policy and Community Responsibility Committee reviewed lending and credit administration policies, practices and controls. It also monitored lending and credit quality trends, examination reports and the adequacy of allowance for credit losses. It also was responsible for policy and performance under the Community Reinvestment Act. The members of the Credit Policy and Community Responsibility Committee were: Ms. Ahlers and Messrs. Coors, Bettis, Green, John Grundhofer, Delbert Johnson, Joel Johnson and Phillips.

     The Compensation and Human Resources Committee held nine meetings in 2000. It was responsible for executive management performance, compensation and benefit and succession planning. It also recommended compensation for senior management and adoption of employee compensation and benefit plans to the Board and administered such plans. The members of the Compensation and Human Resources Committee were: Messrs. Richey, Levin, Collins, Coors, Dryden, Delbert Johnson, Phillips and Redmond.

     The Finance Committee held five meetings in 2000. It was responsible for reviewing, monitoring, and approving policies and procedures for capital adequacy, dividends, interest rate sensibility, liquidity, the use of derivatives and the investment portfolio generally. The members of the Finance committee were: Messrs. Collins, Reiten, Bettis, Green, John Grundhofer, Levin, Richey and Staley.

     The Governance Committee held four meetings in 2000. The Governance Committee was responsible for corporate governance, including the Board review process, recruitment of Directors, and committee charters. The members of the Governance Committee were: Messrs. Collins, Delbert Johnson, Coors, John Grundhofer, Phillips, Reiten, and Richey.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Several of the Directors of the Corporation and the entities with which they are associated were customers of and had various transactions with the Corporation's subsidiary banks and broker dealers in the ordinary course of business during 2000. All loans, loan commitments and sales of notes included in these transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

STOCK REPURCHASES

     During 2000 and as part of its authorized stock repurchase program, the Corporation purchased shares of its Common Stock held by certain executive officers as follows: J.F. Grundhofer Trust: 66,780 shares on July 21, 2000, for an aggregate amount of $973,875.

LOANS TO MANAGEMENT

     Under the Corporation's stock option loan program, Directors and employees holding stock options are eligible to receive loans from the Corporation to be used for the exercise of stock options. Loans bear interest at the applicable federal rate in effect at the time the loan is made. The following table lists the outstanding balances of stock option loans as of December 31, 2000, which are also the maximum amounts outstanding during 2000, to the Corporation's Directors and executive officers.

John F. Grundhofer.......................................  $  250,000
Lee R. Mitau.............................................     175,000
R. Todd Firebaugh........................................     349,000
Daniel C. Rohr...........................................   4,793,000

     The Corporation also engaged in loan transactions with executive officers solely to allow the executive officers to invest in the U.S. Bancorp Piper Jaffray ECM Fund I (the "ECM Fund"). Terms of the loans require annual interest payments on the principal balance outstanding from time to time at the rate of seven percent (7%) per year, with maturity at December 31, 2007. The following table lists the outstanding balances of ECM Fund loans as of December 31, 2000 to the Corporation's executive officers.

Andrew Duff...............................................  $161,152
Daniel C. Rohr............................................    78,400

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's Directors and executive officers to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) reports of ownership and changes in ownership of Common Stock of the Corporation. Officers and Directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that all required filings applicable to the officers and Directors of Firstar Corporation and old U.S. Bancorp were properly filed during the 2000 year.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Corporation appointed PricewaterhouseCoopers LLP as independent auditors of the Corporation and its subsidiaries for the year 2001.

     The Board of Directors of Firstar Corporation appointed
PricewaterhouseCoopers LLP as independent auditors of the Corporation and its subsidiaries for the year 2000. The Board of Directors and shareholders of the old U.S. Bancorp appointed Ernst & Young LLP as independent auditors for the year 2000.

     Representatives of PricewaterhouseCoopers LLP and Ernst & Young LLP will be present at the 2001 Annual Meeting, will be available to answer shareholder questions and will have the opportunity to make statements if they desire to do so.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2002 Annual Meeting will be eligible for consideration for inclusion in the Company's Proxy Statement if they are received by the Company at its principal office in Minneapolis, Minnesota, on or before November 15, 2001. Proposals for director nominations and business made outside the process of Rule 14a-8 under the federal proxy rules must be received by the Secretary of the Corporation no later than November 15, 2001. If the Company does not receive timely notice, such business will be excluded from consideration at the meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary voting authority of the named proxies in connection with such shareholder business. The Corporation will determine whether or not the proposal is proper for inclusion in the Proxy Statement at the time of any such submission.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters arise before the meeting, the Board of Directors intends for the holders of the proxies to vote in accordance with the recommendations of Management.

                                            By order of the Board of Directors,

                                                   /S/ JENNIE P. CARLSON
                                                     Jennie P. Carlson
                                                         Secretary

Minneapolis, Minnesota
March 16, 2001

                                                                      APPENDIX A

                                  U.S. BANCORP

                            EXECUTIVE INCENTIVE PLAN

     1. Establishment. On February 27, 2001, the Board of Directors of U.S. BANCORP, upon recommendation by the Compensation Committee of the Board of Directors, approved an executive incentive plan for executives as described herein, which plan shall be known as the "U.S. BANCORP EXECUTIVE INCENTIVE PLAN." This Plan shall be submitted for approval by the stockholders of U.S. Bancorp at the 2001 Annual Meeting of Stockholders. This Plan shall be effective as of January 1, 2001, subject to its approval by the stockholders, and no benefits shall be issued pursuant thereto until after this Plan has been approved by the stockholders.

     2. Purpose. The purpose of this Plan is to advance the interests of U.S. Bancorp and its stockholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

     3. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

          3.1. Base Salary. A Participant's annualized base salary, as determined by the Committee, as of the last day of a Performance Period.

          3.2. Code. The Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

          3.3. Committee. The Compensation Committee of the Board of Directors of the Company designated by such Board to administer the Plan which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code.

          3.4. Company. U.S. Bancorp a Delaware corporation, and any of its subsidiaries or affiliates, whether now or hereafter established.

          3.5. Earnings per Share or EPS. The Company's Earnings per Share shall be computed in accordance with generally accepted accounting principles, as in effect from time to time, as reported in the Company's consolidated financial statements for the applicable Performance Period, adjusted in the same fashion that Operating Earnings are to be adjusted as provided in Section 3.7 hereof.

          3.6. Maximum Award. a dollar amount equal to two-tenths of one percent (0.20%) of the Company's Operating Earnings for the Performance Period.

          3.7. Operating Earnings. The Company's net income computed in accordance with generally accepted accounting principles as reported in the Company's consolidated financial statements for the applicable Performance Period, adjusted to eliminate (1) the cumulative effect of changes in generally accepted accounting principles; (2) gains and losses from discontinued operations; (3) extraordinary gains or losses; and (4) any other unusual or nonrecurring gains or losses which are separately identified and quantified in the Company's financial statements, including merger related charges.

          3.8. Participant. Any executive officer of the Company who is also an "officer" within the meaning of Section 16(a) of the Securities Exchange Act of 1934 and who is designated by the Committee, as provided for herein, to participate with respect to a Performance Period as a Participant in this Plan. Directors of the Company who are not also employees of the Company are not eligible to participate in the Plan.

          3.9. Performance Threshold. The preestablished, objective performance goals selected by the Committee with respect to each Performance Period and which shall be based solely on Earnings Per Share.

          3.10. Performance Period. Each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company's fiscal year.

          3.11. Plan.  This U.S. BANCORP EXECUTIVE INCENTIVE PLAN.

          3.12. Target Award. A percentage, which may be greater or less than 100%, as determined by the Committee with respect to each Performance Period.

     4. Administration.

          4.1. Power and Authority of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to
     (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan
     (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants and their legal representatives and beneficiaries, and employees of the Company.

          4.2. Determinations made prior to each Performance Period. At any time ending on or before the 90th day of each Performance Period, the Committee shall:

             (a) designate all Participants and their Target Awards for such Performance Period; and

             (b) establish one or more Performance Thresholds (including a minimum level of achievement), based solely on EPS.

          4.3. Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing the Company's Operating Earnings and EPS for that Performance Period and certify as to the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based.

          4.4. Stockholder Approval. The material terms of this Plan shall be disclosed to and approved by stockholders of the Company in accordance with
     Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

     5. Incentive Payment.

          5.1. Formula. Each Participant shall receive a bonus payment for each Performance Period in an amount not greater than:

             (a) the Participant's Base Pay for the Performance Period, multiplied by

             (b) the Participant's Target Award for the Performance Period;

     provided, however, that in the event that the Company's EPS for a Performance Period is equal to or in excess of a designated Performance Threshold for that Performance Period, then each Participant shall be entitled to a bonus payment for that Performance Period which is not greater than the Maximum Award for that Performance Period.

          5.2. Limitations.

             (a) Minimum EPS Achievement. In no event shall any Participant receive any payment hereunder unless the Company's EPS for a Performance Period is at least equal to a minimum EPS as determined by the Committee for that Performance Period.

             (b) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce by any amount the incentive payment otherwise payable to any Participant under this Plan.

             (c) Continued Employment. Except as otherwise provided by the Committee, no incentive payment under this Plan with respect to a Performance Period shall be paid or owed to a Participant whose employment terminates prior to the last day of such Performance Period.

             (d) Maximum Payments. No Participant shall receive a payment under this Plan for any Performance Period in excess of the Maximum Award for that Performance Period.

     6. Benefit Payments.

          6.1. Time and Form of Payments. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in cash and /or common stock of the Company as soon as administratively feasible upon the completion of a Performance Period, after the Committee has certified that the Company Performance Threshold has been attained, determined the Maximum Award for that Performance Period and made the other certifications provided for in
     Section 4.3 hereof.

          6.2. Nontransferability. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

          6.3. Tax Withholding. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Committee may establish such policy or policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

     7. Amendment and Termination; Adjustments. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan:

          (a) Amendments to the Plan. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

          (b) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

     8. Miscellaneous.

          8.1. Effective Date. This Plan shall be deemed effective, subject to stockholder approval, as of January 1, 2001.

          8.2. Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

          8.3. Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

          8.4. Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant's employment at any time. This

     Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant's compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

          8.5. No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

          8.6. Governing Law. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

          8.7. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

          8.8. Qualified Performance-Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

                                                                      APPENDIX B

                                  U.S. BANCORP

                           2001 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE; ADOPTION.

     (a) Purpose. The purpose of the U.S. Bancorp 2001 Stock Incentive Plan (the "Plan") is to aid in attracting and retaining employees, management personnel and other personnel and members of the Board of Directors who are not also employees ("Non-Employee Directors") of U.S. Bancorp (the "Company") capable of assuring the future success of the Company, to offer such personnel and Non-Employee Directors incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel and Non-Employee Directors an opportunity to acquire a proprietary interest in the Company.

     (b) Adoption. The Company hereby adopts the Plan, subject to approval by the stockholders of the Company. As so established and approved, the Plan shall be known as the 2001 Stock Incentive Plan.

SECTION 2. DEFINITIONS.

     As used in the Plan, the following terms shall have the meanings set forth below:

          (a) "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

          (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or other Stock-Based Award granted under the Plan.

          (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

          (d) "Change in Control" shall have the meaning ascribed to such term in any Award Agreement, and shall include phrases of similar meaning such as, by way of example but not limitation, "Full Change in Control" and "Partial Change in Control."

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

          (f) "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan and composed of not less than two directors.

          (g) "Eligible Person" shall mean any employee, officer, director (including any Non-Employee Director), consultant (including, without limitation, any member of a regional advisory board of the Company or any Affiliate) or independent contractor providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person.

          (h) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

          Notwithstanding the foregoing, for purposes of the Plan, the Fair Market Value of Shares on a given date shall be, if the Shares are then traded on the New York Stock Exchange, the closing price of the Shares as reported on the New York Stock Exchange on such date or, if the New York Stock Exchange is not open for trading on that date, on the most recent preceding date when the New York Stock Exchange was open for trading.

          (i) "Incentive Stock Option" shall mean an option granted under
     Section 6(a) of the Plan that is intended to meet the requirements of
     Section 422 of the Code or any successor provision.

          (j) "Non-Qualified Stock Option" shall mean an option granted under
     Section 6(a) of the Plan that is not an incentive stock option.

          (k) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          (l) "Other Stock-Based Award" shall mean any right granted under
     Section 6(e) of the Plan.

          (m) "Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.

          (n) "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

          (o) "Person" shall mean any individual, corporation, partnership, association or trust.

          (p) "Qualifying Termination" shall mean a termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large-scale terminations of employment relating to the disposition or divestiture of businesses or legal entities or similar circumstances.

          (q) "Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

          (r) "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

          (s) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

          (t) "Shares" shall mean shares of Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 7(c) of the Plan.

          (u) "Stock Appreciation Right" shall mean any right granted under
     Section 6(b) of the Plan.

SECTION 3. ADMINISTRATION.

     (a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants;
(ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock or Restricted Stock Units; provided, however, that any such acceleration of exercisability or lapse of restrictions shall be limited to accelerations relating to a Change in Control, a Qualifying Termination, death or disability; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended;
(vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

     (b) Delegation. The Committee may delegate to one or more officers of the Company or any Affiliate or a committee of such officers, but only to the extent such officer or officers are also members of the Board of Directors of the Company, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to Eligible Persons who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee shall not delegate its powers and duties under the Plan in any manner that would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

SECTION 4. SHARES AVAILABLE FOR AWARDS.

     (a) Shares Available. Subject to adjustment as provided in Section 7(c), the total number of Shares available for granting Awards under the Plan shall be 100,000,000. Not more than 10,000,000 of such Shares, subject to adjustment as provided in Section 7(c) of the Plan, will be available for granting any types of Awards other than Awards of Options or Stock Appreciation Rights; provided, however, that any Shares covered by an Award that is not an Option or Stock Appreciation Rights that are forfeited shall again be available for purposes of the foregoing limitation. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. In addition, if any Shares are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, whether by actual delivery or attestation, or in connection with satisfaction of tax obligations relating to an Award, whether by actual delivery, attestation or having shares withheld from the Award, only the number of Shares issued net of the Shares tendered or withheld shall be deemed delivered for purposes of determining the maximum number of Shares available for granting of Awards under the Plan.

     (b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Such Shares may again become available for granting Awards under the Plan pursuant to the provisions of Section 4(a) of the Plan, subject to the limitations set forth in Section 4(c) of the Plan.

     (c) Incentive Stock Options. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 100,000,000, subject to adjustment as provided in Section 7(c) of the Plan and Section 422 or 424 of the Code or any successor provisions.

     (d) Award Limitations Under the Plan. No Eligible Person may be granted any Award or Awards, the value of which Awards are based solely on an increase in the value of the Shares after the date of grant of such Awards, for more than 5,000,000 Shares (subject to adjustment as provided in Section 7(c) of the Plan), in the aggregate, in any calendar year beginning with the year commencing January 1, 2001. The foregoing limitation specifically includes the grant of any "qualified performance-based" Awards within the meaning of Section 162(m) of the Code.

SECTION 5. ELIGIBILITY.

     Any Eligible Person, including any Eligible Person who is an officer or director of the Company or any Affiliate, shall be eligible to be designated a Participant; provided, however, that an Incentive Stock Option may be granted only to full-time or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless the Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor provision.

SECTION 6. AWARDS.

     (a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

          (ii) Option Term. The term of each Option shall be fixed by the Committee at the time of grant but in no event shall any Option have a term of more than 10 years.

          (iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares previously owned by the Participant, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

          (iv) Reload Options. The Committee may grant "reload" Options, separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new Option when the payment of the exercise price of a previously granted Option is made by the delivery of shares of the Company's Common Stock owned by the Participant pursuant to Section 6(a)(iii) hereof or the relevant provisions of another plan of the Company, and/or when shares of the Company's Common Stock are tendered or forfeited as payment of the amount to be withheld under applicable tax laws in connection with the exercise of an option, which new Option would be an option to purchase the number of Shares not exceeding the sum of (A) the number of shares of the Company's Common Stock provided as consideration upon the exercise of the previously granted Option to which such "reload" Option relates and (B) the number of shares of the Company's Common Stock tendered or forfeited as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the Option to which such "reload" Option relates. "Reload" Options may be granted with respect to Options granted under this Plan or any other stock option plan of the Company or any of its Affiliates (which shall explicitly include plans assumed by the Company in connection with mergers, combinations and similar transactions). Such "reload" Options shall have a term that shall not extend beyond the term of the previously granted Option to which the "reload" Option relates and shall have a per share exercise price equal to the Fair Market Value as of the date of grant of the new Option. Any such "reload" Options shall be subject to the availability of sufficient shares for grant under the Plan.

          (v) Elective Deferral. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the Shares subject to such Option, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then a Participant who elects such deferral shall not have any rights as a stockholder with respect to such deferred Shares unless and until Shares actually are delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.

     (b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

     (c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

          (i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Except as otherwise provided herein, Awards of Restricted Stock and Restricted Stock Units shall contain restrictions that lapse no sooner than three years following the date of grant or, in the case of Awards with performance-based vesting provisions, no sooner than one year following the date of grant; provided, however, that restrictions may lapse sooner than such dates as to portions of such Awards so long as restrictions as to the total number of Shares covered by such Awards do not lapse sooner than such dates; and provided, further, that such limitations shall not apply to Awards granted to new employees as part of initial terms of employment or Awards granted to new or existing employees in connection with the acquisition of businesses or assets by the Company.

          (ii) Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, including, without limitation, in connection with Changes in Control, Qualifying Terminations, death or disability, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. In the case of Restricted Stock, Shares shall be issued at the time such Awards are granted and may be certificated or uncertificated. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

     (d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

     (e) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(e) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

     (f) General.

          (i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

          (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (iii) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

          (iv) Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; and provided, further, that except in the case of an Incentive Stock Option, Awards may be transferable as specifically provided in any applicable Award Agreement or amendment thereto pursuant to terms determined by the Committee. Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), pursuant to terms determined by the Committee, each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. Except as otherwise provided in any applicable Award Agreement or amendment thereto (other than an Award Agreement relating to an Incentive Stock Option), no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

          (v) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee at the time of grant but in no event shall any Award have a term of more than 10 years.

          (vi) Restrictions; Securities Exchange Listing. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

SECTION 7. AMENDMENT AND TERMINATION; ADJUSTMENTS.

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

          (a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan at any time and from time to time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would violate any rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company.

          (b) Amendments to Awards. Except as otherwise explicitly provided herein, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided. Except as provided in Section 7(c) hereof, no Option may be amended to reduce its initial exercise price and no Option shall be canceled and replaced with an Option or Options having a lower exercise price without the approval of the stockholders of the Company.

          (c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Plan or under an Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of any Option, the availability of any Tandem Stock Appreciation rights or "reload" Option rights, if any, contained in any Option Award, and any Change in Control or similar provisions of any Award), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

          (d) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8. INCOME TAX WITHHOLDING.

     In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations) or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

SECTION 9. GENERAL PROVISIONS.

     (a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

     (b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

     (c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

     (d) No Right to Employment, etc. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Non-Employee Director the right to continue as a director, of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Non-Employee Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

     (e) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota.

     (f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

     (g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

     (h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

     (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     (j) Section 16 Compliance. The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Securities and Exchange Act of 1934, as amended, without so restricting, limiting or conditioning the Plan with respect to other Participants.

SECTION 10. EFFECTIVE DATE OF THE PLAN.

     The Plan shall be effective as of the date of approval by the stockholders of the Company in accordance with applicable law.

SECTION 11. TERM OF THE PLAN.

     New Awards shall be granted under the Plan only during a 10-year period beginning on the effective date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the end of such period.

                                                                      APPENDIX C

                                  U.S. BANCORP

                            AUDIT COMMITTEE CHARTER

     The U.S. Bancorp Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of U.S. Bancorp and its subsidiaries (the "Company") (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the U.S. Bancorp Governance Committee.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall:

          1. Review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

          2. Review the annual audited financial statements with management, including any significant issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

          3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgements made in connection with the preparation of the Company's financial statements.

          4. Review with management and the independent auditor the Company's quarterly financial statements prior to the Company filing its quarterly report on Form 10-Q.)

          5. Review any significant changes to the Company's accounting principles and practices as suggested by the independent auditor, internal auditors or management.

          6. Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit, along with any management letter provided by the auditor and the Company's response to that letter. Such review should include:

             a) Any difficulties encountered in the course of the audit, including any restrictions on the scope of activities or access to required information.

             b) Any changes required in the planned scope of the audit.

             c) The internal audit department's responsibilities, budget and staffing.

          7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

          8. Approve the fees to be paid to the independent auditor.

          9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

          10. Discuss with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          11. Review compliance with the Securities and Exchange Commission's rules and other professional guidance related to internal audit services provided by the Company's independent auditor.

          12. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

          13. Review the appointment and replacement of the Director of Audit and Compliance.

          14. Review the annual internal audit plan and risk assessment, as well as the progress against the plan and significant changes to the Company's risk profile.

          15. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          16. Review the significant reports to management prepared by both the Internal Audit and Compliance Department, as well as management's responses thereto.

          17. Review and approve the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          18. Review with management and the auditors their assessments of the adequacy of internal controls and the resolution of any identified material weaknesses or reportable conditions.

          19. Review with management and the internal auditors their assessment of compliance with laws and regulations regarding loans to insiders and dividend restrictions.

          20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material inquiries received from regulators or governmental agencies.

          21. Review regulatory reports issued and management's responses thereto.

          22. Review the Company's Business Continuity Planning activities and any actions being taken to address weaknesses noted.

          23. Review and recommend for approval to the full Board, significant policies in the areas under the purview of the Committee (e.g. Accounting and Other Financial, Compliance, etc.)

          24. Meet at least annually with the Chief Financial Officer, the Director of Audit and Compliance, and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

     You may request a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission (less exhibits) by contacting Investor Relations, U.S. Bancorp at 601 Second Avenue South, Minneapolis, Minnesota 55402-4302.

U.S. BANCORP NOW OFFERS THREE WAYS FOR YOU TO VOTE YOUR PROXY
AS A SHAREHOLDER YOU CAN NOW HELP YOUR COMPANY SAVE BOTH TIME AND EXPENSE BY VOTING THIS PROXY OVER THE INTERNET OR BY TOUCH TONE PHONE.

OPTION 1:       Call toll free 1-800-214-9752 using a touch tone phone 24 hours
 VOTE BY        a day, 7 days a week. You will be asked to enter the
TELEPHONE       information listed below.  Then, if you wish to vote as
                recommended by the Board of Directors, simply press 1. That's all there is to it...End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. THERE IS NO CHARGE FOR THIS CALL. (DO NOT RETURN YOUR
                PROXY CARD IF YOU VOTE BY PHONE.)

                YOUR CONTROL NUMBER IS:

 OPTION 2:      Access www.voteyourproxy.com Follow the simple instructions.
VOTE ON THE     (DO NOT RETURN YOUR PROXY CARD IF YOU VOTE ON THE INTERNET.)
 INTERNET

                YOUR PROXY NUMBER IS:

                YOUR ISSUE NUMBER IS:

                YOUR ACCOUNT NUMBER IS:

 OPTION 3:      If you do not wish to vote by touch tone phone or the Internet,
 MAIL YOUR      please complete and return the proxy card.
PROXY CARD


                         [TELEPHONE GRAPHIC]           [COMPUTER GRAPHIC]



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|                                         U.S. BANCORP 2001 ANNUAL MEETING OF SHAREHOLDERS                                         |
|                                                                                                                                  |

PROPOSAL 1: ELECTION OF CLASS III    1-ARTHUR D. COLLINS           5-DELBERT W. JOHNSON [ ] FOR all nominees [ ] WITHHOLD AUTHORITY
DIRECTORS TO SERVE UNTIL THE ANNUAL  2-JOHN C. DANNEMILLER         6-JERRY W. LEVIN         listed to the        to vote for all
MEETING OF SHAREHOLDERS IN 2004 AND  3-VICTORIA BUYNISKI GLUCKMAN  7-RICHARD G. REITEN      left (except as      nominees listed to
UNTIL THEIR SUCCESSORS ARE ELECTED   4-JOHN F. GRUNDHOFER          8-THOMAS E. PETRY        specified below).    the left.
AND QUALIFIED.

(Instructions: To withhold authority to vote for any indicated nominee, write ---------->  [                                      ]
the number(s) of the nominee(s) in the box provided to the right).

PROPOSAL II: To approve the U.S. Bancorp Executive Plan.                        [  ] FOR    [  ] AGAINST    [  ] ABSTAIN

PROPOSAL III: To approve the U.S. Bancorp 2001 Stock Incentive Plan.            [  ] FOR    [  ] AGAINST    [  ] ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL IV.

PROPOSAL IV: To Approve the shareholder proposal for annual election of         [  ] FOR    [  ] AGAINST    [  ] ABSTAIN
directors.

Check appropriate box
Indicate changes below:                                          Date                             NO. OF SHARES
Address Change?          [  ] New Change?    [  ]                    --------------
                                                                     [  ] Please check this box   [                            ]
                                                                          if you plan to attend   [                            ]
                                                                          the Annual Meeting      [                            ]
                                                                          in person.              [                            ]
                                                                                                  Signature(s) in Box




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
[US BANCORP LOGO]

                                  U.S. BANCORP
                               COMMON STOCK PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS


The undersigned appoints Jerry A. Grundhofer and Jennie P. Carlson, or either of them, with power of substitution to each, as attorney and proxy and authorizes either of them to represent the undersigned at the Annual Meeting of Shareholders of U.S. Bancorp to be held at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota on Tuesday April 17, 2001, at 11:00 a.m. central time, and at any applicable adjournment and to vote, as designated on the reverse side, all shares of Common Stock of U.S. Bancorp held as of record by the undersigned on March 9, 2001 and which the undersigned would be entitled to vote at such Annual Meeting, revoking all former proxies.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN AND THIS PROXY IS PROPERLY RETURNED, THIS PROXY WILL BE VOTED FOR PROPOSALS I, II AND III AND AGAINST PROPOSAL IV. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

              IF YOU DO NOT VOTE BY TOUCH TONE PHONE OR INTERNET,
              PLEASE VOTE, SIGN THIS PROXY ON THE REVERSE SIDE AND
                      RETURN IT IN THE ENCLOSED ENVELOPE.
                           (SEE REVERSE SIDE TO VOTE)